                                                                   Exhibit 10.24


                       --------------------------------------


                       --------------------------------------

                                   PATHNET, INC.

                            2,819,549 Shares of Series C
                            Convertible Preferred Stock






                       INVESTMENT AND STOCKHOLDERS' AGREEMENT





                               As of October 31, 1997

                                   PATHNET, INC.
                       INVESTMENT AND STOCKHOLDERS' AGREEMENT
                               As of October 31, 1997

                                 TABLE OF CONTENTS

                                                                            PAGE

SECTION 1.   TERMS OF PURCHASE . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.1     Description of Securities . . . . . . . . . . . . . . . . . . . . 2
     1.2     Sale and Purchase . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.3     Closings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
             FOUNDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.1     Organization and Corporate Power. . . . . . . . . . . . . . . . . 4
     2.2     Authorization and Non-Contravention . . . . . . . . . . . . . . . 5
     2.3     Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . 5
     2.4     Subsidiaries; Investments . . . . . . . . . . . . . . . . . . . . 7
     2.5     Reports and Financial Statements. . . . . . . . . . . . . . . . . 7
     2.6     Absence of Undisclosed Liabilities. . . . . . . . . . . . . . . . 7
     2.7     Absence of Certain Developments . . . . . . . . . . . . . . . . . 8
     2.8     Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . 8
     2.9     Title to Properties . . . . . . . . . . . . . . . . . . . . . . . 9
     2.10    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     2.11    Certain Contracts and Arrangements. . . . . . . . . . . . . . . .10
     2.12    Intellectual Property Rights; Employee Restrictions . . . . . . .11
     2.13    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     2.14    Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . .12
     2.15    Labor Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     2.16    Hazardous Waste, Etc. . . . . . . . . . . . . . . . . . . . . . .13
     2.17    Business; Compliance with Laws. . . . . . . . . . . . . . . . . .13
     2.18    Investment Banking; Brokerage . . . . . . . . . . . . . . . . . .13
     2.19    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     2.20    Transactions with Affiliates. . . . . . . . . . . . . . . . . . .14
     2.21    Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     2.22    Small Business Concern. . . . . . . . . . . . . . . . . . . . . .15

Section 2A.  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS . . . . . . . . .15

SECTION 3.   CONDITIONS OF PURCHASE. . . . . . . . . . . . . . . . . . . . . .16
     3.1     Satisfaction of Conditions. . . . . . . . . . . . . . . . . . . .17
     3.2     Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . . .17
     3.3     Authorization . . . . . . . . . . . . . . . . . . . . . . . . . .17


                                         (i)

     3.4     Material Adverse Change . . . . . . . . . . . . . . . . . . . . .17
     3.5     All Proceedings Satisfactory. . . . . . . . . . . . . . . . . . .18
     3.6     Investors' Fees . . . . . . . . . . . . . . . . . . . . . . . . .18
     3.7     No Violation of Injunction. . . . . . . . . . . . . . . . . . . .18
     3.8     Consents and Waivers. . . . . . . . . . . . . . . . . . . . . . .18
     3.9     Election of Directors . . . . . . . . . . . . . . . . . . . . . .18

SECTION 4.   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
     4.1     Financial Statements and Budgetary Information. . . . . . . . . .19
     4.2     Indemnification and Insurance . . . . . . . . . . . . . . . . . .20
     4.3     Restrictions on other Agreements. . . . . . . . . . . . . . . . .20
     4.4     Board of Directors. . . . . . . . . . . . . . . . . . . . . . . .20
     4.5     Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . .22
     4.6     Conduct of Business . . . . . . . . . . . . . . . . . . . . . . .23
     4.7     Payment of Taxes, Compliance with Laws, etc.. . . . . . . . . . .24
     4.8     Material Adverse Changes. . . . . . . . . . . . . . . . . . . . .24
     4.9     Management and Compensation . . . . . . . . . . . . . . . . . . .24
     4.10    Inspection. . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     4.11    Small Business Concern Documents. . . . . . . . . . . . . . . . .25

SECTION 4A.  NEGATIVE COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . .26
     4A.1    Mergers, Dispositions, Acquisitions and Other Actions . . . . . .26
     4A.2    No Amendments to Charter or Bylaws. . . . . . . . . . . . . . . .26
     4A.3    Restrictions on Other Agreements. . . . . . . . . . . . . . . . .26
     4A.4    No Change in Accounting Policies. . . . . . . . . . . . . . . . .26
     4A.5    Affiliated Transactions . . . . . . . . . . . . . . . . . . . . .27
     4A.6    Issuances of, Distributions on, and Redemptions of, Capital
             Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     4A.7    Restrictions on Outside Businesses. . . . . . . . . . . . . . . .27

SECTION 5.   TRANSFER BY FOUNDER; RIGHTS TO PURCHASE . . . . . . . . . . . . .28
     5.1     General Restrictions on Transfer by the Founder . . . . . . . . .28
     5.2     Right of Refusal. . . . . . . . . . . . . . . . . . . . . . . . .28
     5.3     Right of Co-Sale. . . . . . . . . . . . . . . . . . . . . . . . .29
     5.4     Sales by the Founder. . . . . . . . . . . . . . . . . . . . . . .31
     5.5     Assignment/Miscellaneous. . . . . . . . . . . . . . . . . . . . .31

SECTION 6.   RIGHTS TO PURCHASE. . . . . . . . . . . . . . . . . . . . . . . .31
     6.1     Right to Participate in Certain Sales of Additional Securities. .31
     6.2     Assignment of Rights. . . . . . . . . . . . . . . . . . . . . . .32

SECTION 7.   REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . .33
     7.1     Optional Registrations. . . . . . . . . . . . . . . . . . . . . .33
     7.2     Required Registrations. . . . . . . . . . . . . . . . . . . . . .33
     7.3     Form S-3. . . . . . . . . . . . . . . . . . . . . . . . . . . . .34


                                         (ii)

     7.4     Registrable Securities. . . . . . . . . . . . . . . . . . . . . .35
     7.5     Further Obligations of the Company. . . . . . . . . . . . . . . .35
     7.6     Indemnification; Contribution . . . . . . . . . . . . . . . . . .37
     7.7     Rule 144 and Rule 144A Requirements . . . . . . . . . . . . . . .39
     7.8     Transfer of Registration Rights . . . . . . . . . . . . . . . . .39
     7.9     Market Stand-off Agreement. . . . . . . . . . . . . . . . . . . .39

SECTION 8.   GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
     8.1     Amendments, Waivers and Consents. . . . . . . . . . . . . . . . .40
     8.2     Indemnification; Expenses . . . . . . . . . . . . . . . . . . . .40
     8.3     Rescission Rights . . . . . . . . . . . . . . . . . . . . . . . .42
     8.4     Survival of Representations; Warranties and Covenants;
             Assignability of Rights . . . . . . . . . . . . . . . . . . . . .43
     8.5     Legend on Securities. . . . . . . . . . . . . . . . . . . . . . .43
     8.6     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .44
     8.7     Section Headings and Gender . . . . . . . . . . . . . . . . . . .44
     8.8     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .44
     8.9     Notices and Demands . . . . . . . . . . . . . . . . . . . . . . .44
     8.10    Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .44
     8.11    Integration . . . . . . . . . . . . . . . . . . . . . . . . . . .45
     8.12    Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . .45
     8.13    Amendment of Series A Agreement and Series B Agreement. . . . . .45


                                        (iii)

                        INVESTMENT AND STOCKHOLDERS' AGREEMENT


     THIS INVESTMENT AND STOCKHOLDERS' AGREEMENT (this "Agreement") made as of this 31st day of October, 1997, by and among PATHNET, INC., a Delaware corporation (the "Company"), the investors named in EXHIBIT A hereto (collectively, the "Series C Investors," and each individually, a "Series C Investor"), the Series A Investors (as defined below), the Series B Investors (as defined below) (the Series A Investors, the Series B Investors and the Series C Investors being collectively referred to herein as the "Investors" and each an "Investor") and David Schaeffer for purposes of SECTION 2, SECTION 3.9,
SECTION 4.4, SECTION 5, SECTION 6, SECTION 7.9 and SECTION 8.5 (the "Founder"). Unless the context otherwise requires, all references herein to the Company shall refer to the Company and its subsidiaries on a consolidated basis.

                                       RECITALS

     A. Pursuant to that certain Investment and Stockholders' Agreement dated as of August 28, 1995 (the "Series A Agreement") by and among the Company and the investors named in EXHIBIT A thereto (the "Series A Investors"), (i) the Company sold and the Series A Investors purchased that number of shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), as set forth in EXHIBIT A thereto under the caption, "Number of Initial Shares" (and the parties thereto agreed, under certain circumstances, to sell and purchase, respectively, the Subsequent Shares, as defined in the Series A Agreement), and (ii) the Series A Investors agreed to make available to the Company, under certain circumstances, bridge loans in the aggregate principal amount of $500,000.

     B. Pursuant to that certain Amendment No. 1 to Investment and Stockholders' Agreement dated as of February 8, 1996 ("Amendment No. 1") by and among the Company and the Series A Investors, the Company, among other things, sold and the Series A Investors purchased the Subsequent Shares.

     C. Pursuant to that certain Amendment No. 2 to Investment and Stockholders' Agreement dated as of August 2, 1996 ("Amendment No. 2") by and among the Company and the Series A Investors, the Series A Investors, among other things, increased the amount of their bridge loan commitments to the Company to an aggregate principal amount of $700,000, and advanced bridge loans to the Company in such amount, such loans evidenced by bridge loan notes (collectively, the "Bridge Loan Notes"). In addition, the Series A Investors agreed to make available to the Company, upon the occurrence of certain events, additional bridge loans in the aggregate principal amount of $300,000 (the "Additional Bridge Loan Commitment"). Pursuant to the Series B Agreement (as defined below), the Series A Investors acquired that number of shares of Series B Preferred Stock (as defined below) equal to the quotient of the Additional Bridge Loan Commitment ($300,000) divided by the purchase price of $2.3944 per share of Series B Preferred Stock.

     D. Pursuant to that certain Investment and Stockholders Agreement, dated as of December 23, 1996 (the "Series B Agreement") by and among the Company and the investors set forth on EXHIBIT A thereto, (the "Series B Investors"), the Company sold and the Series B Investors purchased that number of shares of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock"), as set forth in EXHIBIT A thereto under the captions "Number of Shares at Initial Closing," "Number of Shares at Additional Closing," and "Number of B Shares on Conversion of Bridge Loan and Payment of Additional Bridge Loan Amount."

     E. Pursuant to that certain Amendment No. 3 to Investment and Stockholders' Agreement dated as of December 23, 1996 ("Amendment No. 3") by and among the Company and the Series A Investors the Series A Investors and the Company agreed to certain amendments and modifications to the Series A Agreement in connection with the execution and delivery of the Series B Agreement.

     F. The Series A Investors, the Series B Investors, the Series C Investors, the Founder and the Company desire to amend and restate in their entirety Sections 4, 4A, 5, 6 and 7 of each of the Series A Agreement and the Series B Agreement on the terms and conditions set forth in this Agreement, and Sections 4, 4A, 5, 6 and 7 of this Agreement will supersede each such section of the Series A Agreement and Series B Agreement.

     G. The Series C Investors, severally, desire to purchase, and the Company desires to sell, the Series C Shares (as defined below) on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties hereto agree as follows:

SECTION 1.  TERMS OF PURCHASE

     1.1     DESCRIPTION OF SECURITIES.

     The Company has authorized the issuance and sale to the Series C Investors of up to 2,819,549 shares (the "Series C Shares") of its authorized but unissued Series C Convertible Preferred Stock, $0.01 par value per share (the "Series C Preferred Stock"), having the rights, preferences and other terms substantially as set forth in the form of Restated Certificate of Incorporation of the Company attached hereto as EXHIBIT B (the "Restated Charter"). The Company has authorized and has reserved, and covenants to continue to reserve, a sufficient number of shares of its common stock, $.01 par value per share (the "Common Stock"), to satisfy the rights of conversion of the holders of the Series C Shares. Any shares of Common Stock or any successor class of capital stock of the Company hereafter issued or issuable upon conversion of the Series C Shares are herein referred to as "Series C Conversion Shares," and the Series C Shares and the Series C Conversion Shares are herein collectively referred to as the "Series C Securities."

     1.2     SALE AND PURCHASE.

     Subject to the terms and conditions herein, at each closing provided for in
SECTION 1.3 hereof, the Company shall issue and sell to the Series C Investors acquiring Series C Shares at such closing, and each such Series C Investor shall purchase from the Company, the applicable number of Series C Shares set forth opposite the name of such Series C Investor in EXHIBIT A hereto. The purchase price for each Series C Share shall be $10.64. The Company and the Series C Investors agree that the Series C Preferred Stock is a common stock for federal income tax purposes and the Company and the Series C Investors agree to file all reports, returns, statements and other documents consistently with the foregoing and otherwise to treat the Series C Preferred Stock as a common stock for federal income tax purposes.

     1.3     CLOSINGS.

             (a) An initial closing (the "Initial Closing') shall take place at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, MA 02109-2881 on the date hereof or on such other date, time and place as shall be mutually agreed upon by the Company and the Series C Investors (the date of the Initial Closing being called, the "Closing Date"). At the Initial Closing, the Company and the Investors shall execute and deliver this Agreement and the other documents, instruments and agreements contemplated by this Agreement. At the Initial Closing, the Company shall deliver to each Series C Investor a certificate or certificates in the Series C Investor's name or in the name of its nominee representing the number of Series C Shares listed opposite such Series C Investor's name in EXHIBIT A under the caption "Shares Purchased at Initial Closing" against payment to the Company by or on behalf of each Series C Investor of the full purchase price therefor listed opposite such Investor's name in EXHIBIT A under the caption "Aggregate Purchase Price for Initial Closing," by wire transfer in immediately available funds or by good check.

             (b) In the event that (i) (A) the Company has executed definitive agreements, having terms and conditions which are approved by a majority of the Investor Directors, with NEC Industries, Inc. (or an affiliate of NEC Industries, Inc.) ("NEC") or the Prudential Insurance Company of America ("Prudential") and New York Life Insurance Company ("New York Life"), relating to the Credit Facilities between the Company and NEC and the Company and Prudential and New York Life, respectively or (B) the Company closes a private offering of high yield debt, having terms and conditions which are approved by a majority of the Investor Directors, (ii) the Company has executed Fixed Point Microwave Services Agreements or Agreements to Create and Manage a Telecommunications Network with at least four (4) "Incumbents," as such term is defined in such agreements, having terms and conditions which are substantially the same as the terms and conditions of similar agreements previously approved by a majority of the Series A Investor Directors and Series B Investor Director, voting together, (iii) neither the Company nor the Founder are then in breach of any material terms of this Agreement or the Series A Agreement or Series B Agreement and (iv) the conditions set forth in SECTION 3 are fulfilled, within thirty (30) days after the execution of such definitive agreements or closing of the high yield debt offering, as the case may be, an additional closing (the "Additional Closing") shall take place at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, MA 02109-2881 on a date within such thirty (30) day period as agreed to by the Company and the Series C Investors or on such other date, time and place as shall be mutually agreed upon by the Company and the Series C Investors (the date of the Additional Closing being called, the "Additional Closing Date"). At the Additional Closing, the Company shall deliver to each Series C Investor a certificate or certificates in the Series C Investor's name or in the name of its nominee representing the number of Series C Shares listed opposite such Series C Investor's name in EXHIBIT A under the caption "Shares purchased at Additional Closing" against payment to the Company by or on behalf of each Series C Investor of the full purchase price therefore listed opposite such Series C Investor's name in EXHIBIT A under the caption "Aggregate Purchase Price for Additional Closing" by wire transfer in immediately available funds or by good check. Any sale of Series C Shares pursuant to the foregoing provision shall be made pursuant to the provisions of this Agreement and the Additional Closing shall be deemed to be a closing under this Agreement and the dates thereof a "Closing Date". Notwithstanding the foregoing, nothing in this Section 1.3 shall be construed to require any Investor in connection with any subsequent investment in the Company to violate any applicable law.

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE FOUNDER

     In order to induce the Investors to enter into this Agreement, each of the Company and the Founder represent and warrant to each of the Investors the following. For purposes of this Section 2, references to the "Company" shall mean and refer to PathNet, Inc., a Delaware Corporation, and its subsidiaries and predecessors, as the context requires, except that references to the "Company" in Section 2.2, Section 2.3 and Section 2.4 shall refer to PathNet, Inc.

     2.1     ORGANIZATION AND CORPORATE POWER.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business, condition or results of operations. The Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby, including the issuance of the Series C Shares, the Series A Shares, any shares of Common Stock or any successor class of capital stock of the Company hereafter issued or issuable upon the conversion of the Series A Shares (the "Series A Conversion Shares") and the Series B Shares and any shares of Common Stock or any successor class of capital stock of the Company hereafter issued or issuable upon the conversion of the Series B Shares (the "Series B Conversion Shares"). The Series A Shares, Series A Conversion Shares, Series B Shares, Series B Conversion Shares, Series C Shares and Series C Conversion Shares are collectively referred to herein as the "Securities." The copies of the Restated Charter and Amended and Restated Bylaws of the Company (the "Restated Bylaws"), which have been furnished to counsel for the Investors by the Company, are correct and complete at the date hereof. On the Closing Date or the Additional Closing Date, as the case may be, the Company is not in violation of any term of its Restated Charter or Restated Bylaws, or in violation of any material term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to the Company or to which the Company is a party.

     2.2     AUTHORIZATION AND NON-CONTRAVENTION.

     This Agreement and all documents executed pursuant hereto are valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforcement may be limited by laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights and the availability of equitable remedies which are subject to the discretion of the court before which an action may be brought. The execution, delivery and performance of this Agreement, all agreements, documents and instruments contemplated hereby and the issuance of (i) the Series C Shares, (ii) upon the conversion of the Series C Shares, the Series C Conversion Shares, (iii) upon conversion of the Series A Shares, the Series A Conversion Shares, and (iv) upon conversion of the Series B Shares, the Series B Conversion Shares have been duly authorized by all necessary corporate action of the Company. The execution of this Agreement, the issuance and delivery of (i) the Series C Shares, (ii) upon the conversion of the Series C Shares, the Series C Conversion Shares, (iii) upon conversion of the Series A Shares, the Series A Conversion Shares, and (iv) upon conversion of the Series B Shares, the Series B Conversion Shares and the performance of any transaction contemplated hereby will not (i) violate, conflict with or result in a default under any contract or obligation to which the Company is a party or by which it or its assets are bound, or any provision of the Restated Charter or Restated Bylaws of the Company, or cause the creation of any encumbrance upon any of the assets of the Company; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency; (iii) require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (iv) accelerate any obligation under or give rise to a right of termination of, any material agreement, permit, license or authorization to which the Company is a party or by which the Company is bound.

     2.3     CAPITALIZATION.

     As of the Closing Date or the Additional Closing Date, as the case may be, and after giving effect to the transactions contemplated by this Agreement, the authorized capital stock of the Company will consist only of (a) 7,500,000 shares of Common Stock, of which 1,000,000 shares will have been issued to the Founder and outstanding, (b) 1,000,000 shares of the Series A Preferred Stock, all of which will have been issued to the Series A Investors and outstanding,
(c) 1,651,046 shares of Series B Preferred Stock, all of which will have been issued to the Series B Investors and outstanding and (d) 2,819,549 shares of Series C Preferred Stock, 939,850 of which will have been issued to the Series C Investors and outstanding as of the Closing Date and 2,819,549 of which will have been issued to the Series C Investors and outstanding as of the Additional Closing Date. Except for stock options to purchase up to 173,170 shares of Common Stock, which have been granted under the 1995 Plan (as defined below) on the terms set forth in SCHEDULE 2.3 hereto and an additional 777,140 shares of Common Stock reserved for issuance under the PathNet Inc. 1995 Stock Option Plan (the "1995 Plan") and the PathNet, Inc. 1997 Stock Incentive Plan (the "1997 Plan"), the Company has not issued or agreed to issue and is not obligated to issue any outstanding warrants, options or other rights to purchase or acquire any shares of its capital stock, nor any outstanding securities convertible into such shares or any warrants, options or other rights to acquire any such convertible securities. As of the Initial Closing or the Additional Closing, as the case may be, and after giving effect to the transactions contemplated hereby, all of the outstanding shares of capital stock of the Company (including the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock issued and outstanding (collectively, the "Preferred Shares")) will have been duly and validly authorized and issued and will be fully paid and nonassessable and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws and not subject to any preemptive rights other than those set forth in SECTION 6.1 of this Agreement. The relative rights, preferences and other provisions relating to the Preferred Shares and the Common Stock are as set forth in the Restated Charter. The Company has authorized and reserved for issuance upon conversion of the Series A Shares not less than 1,000,000 shares of its Common Stock (subject to adjustments for stock splits, stock dividends and the like), and the Series A Conversion Shares issuable upon such conversion will be duly and validly authorized and issued, fully paid and nonassessable and not subject to any preemptive rights and will be issued in compliance with federal and state securities laws. The Company has authorized and reserved for issuance upon conversion of the Series B Shares not less than 1,651,046 shares of its Common Stock (subject to adjustments for stock splits, stock dividends and the like), and the Series B Conversion Shares issuable upon such conversion will be duly and validly authorized and issued, fully paid and nonassessable and not subject to any preemptive rights and will be issued in compliance with federal and state securities laws. The Company has authorized and reserved for issuance upon conversion of the Series C Shares not less than 2,819,549 shares of its Common Stock (subject to adjustments for stock splits, stock dividends and the like), and the Series C Conversion Shares issuable upon such conversion will be duly and validly authorized and issued, fully paid and nonassessable and not subject to any preemptive rights and will be issued in compliance with federal and state securities laws. There are no preemptive rights with respect to the issuance, sale or redemption of the Company's capital stock other than rights to which the Investors are entitled under this Agreement. There are no rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company's capital stock, other than (i) rights to which the Investors are entitled as set forth in this Agreement and the Restated Charter (ii) rights to which the "Participants" are entitled under the 1995 Plan and the 1997 Plan and
(iii) rights to which Richard A. Jalkut is entitled pursuant to his Employment Agreement with the Company, dated as of August 4, 1997 (the "Employment Agreement"). Except as set forth in SCHEDULE 2.3 hereto and in the Employment Agreement and other than the rights granted to the Investors herein there are no rights to have the Company's capital stock registered for sale to the public in connection with the laws of any jurisdiction, no agreements relating to the voting of the Company's voting securities, and no restrictions on the transfer of the Company's capital stock. As of the Closing Date or the Additional Closing Date, as the case may be, and having given effect to the transactions contemplated by this Agreement, the outstanding shares of Common Stock are held beneficially and of record by the persons identified in SCHEDULE 2.3 hereto in the amounts indicated thereon.

     2.4     SUBSIDIARIES; INVESTMENTS.

     As of the Closing Date or the Additional Closing Date, as the case may be, the Company has no subsidiaries, except as set forth on SCHEDULE 2.4 hereto. All corporations, joint ventures, partnerships or other entities in which the Company has any interest are set forth on SCHEDULE 2.4 hereto. Except as set forth in SCHEDULE 2.4 hereto, no such entity is material to the business or financial condition of the Company.

     2.5     REPORTS AND FINANCIAL STATEMENTS.

             (a) The Company has previously furnished to the Investors complete and correct copies, including exhibits, of its consolidated balance sheets and income statements as at and for the year ended December 31, 1996, together with the report thereon of Coopers & Lybrand L.L.P., independent certified public accountants, and its unaudited unconsolidated balance sheet and income statement as at and for the periods ended March 31, 1997, June 30, 1997 and August 31, 1997.

             (b) The financial statements referred to in SECTION 2.5(A) hereof were prepared in conformity with generally accepted accounting principles applied on a consistent basis, are complete, correct and consistent in all material respects with the books and records of the Company and fairly and accurately present the consolidated financial position of the Company as at the dates thereof and the consolidated results of operations and cash flows of the Company for the periods shown therein, except that the unaudited consolidated balance sheet and income statements as of and for the periods ended March 31, 1997, June 30, 1997 and August 31, 1997 are subject to the absence of footnotes and to normal year-end audit adjustments which will not be material. The projections which have been separately disclosed in writing to the Investors represent good faith estimates of the Company's future performance based upon assumptions which are set forth therein and which were in good faith believed to be reasonable when made and continue to be reasonable as of the Closing Date or the Additional Closing Date, as the case may be.

     2.6     ABSENCE OF UNDISCLOSED LIABILITIES.

     Except as and to the extent reflected or reserved against in the unaudited consolidated balance sheet of the Company at August 31, 1997 contained in the financial statements referred to in SECTION 2.5(A), including the footnotes and schedules thereto (the "Base Balance Sheet"), the Company does not have (i) any material accrued or contingent liability or liabilities arising out of any transaction or state of facts existing prior to the Closing Date or the Additional Closing Date, as the case may be or (ii) any other liabilities arising other than in the ordinary course of business since the date of the Base Balance Sheet.

     2.7     ABSENCE OF CERTAIN DEVELOPMENTS.

     Since the date of the Base Balance Sheet there has not been any: (i) material adverse change in the financial condition of the Company or in the assets, liabilities, properties, business or prospects of the Company, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company, (iii) waiver of any valuable right of the Company or cancellation of any debt or claim held by the Company, (iv) loss, destruction or damage to any property which is material to the assets, liabilities, properties, business or prospects of the Company, whether or not insured, (v) acquisition or disposition of any assets (or any contract or arrangement therefor) or other transaction by the Company, other than in the ordinary course of business, (vi) loan by the Company to any officer, director, employee or Founder of the Company, or any agreement or commitment therefor, (vii) increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of the Company, (viii) material loss of personnel of the Company, material change in the terms and conditions of the employment of the Company's key personnel or any labor trouble involving the Company, (ix) arrangements relating to any royalty, dividend or similar payment based on the sales volume of the Company, whether as part of the terms of the Company's capital stock or by any separate agreement, other than pursuant to any Fixed Point Microwave Services Agreement System by and between the Company and an "Incumbent" or any Agreement to Create and Manage a Telecommunications System by and between the Company and an "Incumbent" or the Consulting Agreement among the Company and Stephen A. Smaby, dated September 9, 1997, (x) any agreement with respect to the endorsement of the Company's products, other than pursuant to any Fixed Point Microwave Services Agreement System by and between the Company and an "Incumbent" or any Agreement to Create and Manage a Telecommunications System by and between the Company and an "Incumbent," (xi) loss or any development that could result in a loss of any significant customer, account or employee of the Company, or (xii) any agreement with respect to any of the foregoing actions, other than pursuant to any Fixed Point Microwave Services Agreement or any Agreement to Create and Manage a Telecommunications System entered into by the Company.

     2.8     ACCOUNTS RECEIVABLE.

     All of the accounts receivable of the Company, whether shown or reflected on the Base Balance Sheet or otherwise, represent bona fide completed sales made in the ordinary course of business, are valid and enforceable claims, are subject to no known set-offs or counterclaims, and are, in the best judgment of the Company, fully collectible in the normal course of business after deducting the reserve set forth in the Base Balance Sheet and adjusted since that date, which reserve is a reasonable estimate of the Company's uncollectible accounts.

     2.9     TITLE TO PROPERTIES.

     SCHEDULE 2.9 hereto sets forth the addresses and uses of all real property that the Company owns, leases or subleases. The Company has good, valid and (if applicable) marketable title to all of its assets including, without limitation, all rights to those assets reflected on the Base Balance Sheet or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of all liens, claims or encumbrances of any nature, except as set forth in SCHEDULE 2.9 hereto. All equipment included in such properties which is necessary to the business of the Company is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. The property and assets of the Company are sufficient for the conduct of its business as presently conducted. The Company is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, which violation would have a material adverse effect on the assets, liabilities, properties, business or prospects of the Company, nor has it received any notice of any such violation. There are no defaults by the Company or to the best knowledge of the Company, by any other party, which might curtail in any material respect the present use of the Company's property listed on SCHEDULE 2.9 hereof. The performance by the Company of this Agreement will not result in the termination of, or in any increase of any amounts payable under any lease listed on SCHEDULE 2.9 hereof.

     2.10    TAX MATTERS.

     The Company has filed all federal, state, local and foreign income, excise and franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by it where the failure to file such returns would have a material adverse effect on the assets, liabilities, properties, business or prospects of the Company and has paid all taxes owing by it, except taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in SECTION 2.5 above or which will not have a material adverse effect on the business or financial condition of the Company. The provision for taxes on the Base Balance Sheet is sufficient as of its date for the payment of all accrued and unpaid federal, state, county and local taxes of any nature of the Company, and any applicable taxes owing to any foreign jurisdiction, whether or not assessed or disputed. All taxes and other assessments and levies which the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities, except where the failure to withhold or collect and pay over would not have a material adverse effect on the assets, liabilities, properties, business or prospects of the Company. With regard to the federal income tax returns of the Company, the Company has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service. There are in effect no waivers of applicable statutes of limitation with respect to any taxes owed by the Company for any year. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the best knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

     2.11    CERTAIN CONTRACTS AND ARRANGEMENTS.

     Except as set forth in SCHEDULE 2.11 hereto (with true and correct copies delivered to the Investors) the Company is not a party or subject to or bound by:

             (a) any plan or contract providing for collective bargaining or the like, or any contract or agreement with any labor union;

             (b) any contract, lease or agreement creating any obligation of the Company to pay to any third party $10,000 or more with respect to any single such contract or agreement, except for purchase orders entered into in the ordinary course of business;

             (c) any contract or agreement for the sale, license, lease or disposition of products in excess of $10,000;

             (d) any contract containing covenants directly or explicitly limiting the freedom of the Company to compete in any line of business or with any person or entity;

             (e)    any license agreement (as licensor or licensee);

             (f) any contract or agreement for the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $10,000;

             (g) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing in excess of $10,000 or any pledge or security arrangement;

             (h) any material joint venture, partnership, manufacturing, development or supply agreement;

             (i) any employment contracts, or agreements with officers, directors, employees or stockholders of the Company or persons or organizations related to or affiliated with any such persons;

             (j) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any Founder of the Company which includes without limitation, anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

             (k) any pension, profit sharing, retirement or stock options plans;

             (l) any royalty, dividend or similar arrangement based on the sales volume of the Company;

             (m)    any acquisition, merger or similar agreement;


             (n) any contract with a governmental body under which the Company may have an obligation for renegotiation; or

             (o) any other contract not executed in the ordinary course of business.

     All of the Company's contracts and commitments are in full force and effect and neither the Company, nor, to the knowledge of the Company, any other party is in material default thereunder (nor, to the knowledge of the Company, has any event occurred which with notice, lapse of time or both would constitute a material default thereunder), except to the extent that any such default would not have a material adverse effect on the assets, liabilities, properties, business or proposals of the Company, and the Company has not received notice of any alleged default under any such contract, agreement, understanding or commitment.

     2.12    INTELLECTUAL PROPERTY RIGHTS; EMPLOYEE RESTRICTIONS.

     Except as set forth in SCHEDULE 2.12 hereto:

             (a) The Company has exclusive ownership of, with the right to use, sell, license, dispose of, and bring actions for infringement of, all Intellectual Property Rights (as hereinafter defined) material to the conduct of its business as presently conducted (the "Company Rights"), which rights are exclusive to the Company and sufficient for the conduct of its business as presently conducted;

             (b) The business of the Company as presently conducted and the manufacture, marketing, licensing, use and servicing of any products of the Company, do not violate any agreements which the Company has with any third party, or infringe any patent, trademark, copyright or trade secret rights of any third parties or, to the best knowledge of the Company, any other Intellectual Property Rights of any third parties;

             (c) No claim is pending or, to the best knowledge of the Company, threatened against the Company nor has the Company received any notice or other claim from any person asserting that any of the Company's present or contemplated activities infringe or may infringe any Intellectual Property Rights of such person, and the Company is not aware of any infringement by any other person of any rights of the Company under any Intellectual Property Rights; and

             (d) The Company has taken all commercially reasonable steps required to establish and preserve its ownership of all of the Company Rights; except as set forth on SCHEDULE 2.12, each current and former Key Management Employee (as defined below) of the Company, the Founder and each of the Company's consultants and independent contractors involved in development of any of the Company Rights, has executed an agreement regarding confidentiality, proprietary information and assignment of inventions and copyrights to the Company, and, to the best knowledge of the Company, none of such employees, consultants or independent contractors is in violation of any agreement or in breach of any agreement or arrangement with former or present employers relating to proprietary information or assignment of inventions.

     As used herein, the term "Intellectual Property Rights" shall mean all intellectual property rights, including, without limitation, all of the registered rights set forth on SCHEDULE 2.12 hereto and all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, computer programs and other computer software, inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, development tools, promotional materials, customer lists, supplier and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records, SCHEDULE 2.12 hereto contains a list and brief description of all Intellectual Property Rights owned by or registered in the name of the Company or of which the Company is the licensor or a licensee of a material right or in which the Company has any material right and, in each case, a brief description of the nature of the right.

     2.13    LITIGATION.

     There is no litigation or governmental proceeding or investigation pending, or, to the best knowledge of the Company, threatened against the Company or affecting any of its properties or assets or against any officer, director or key employee of the Company in his or her capacity as an officer, director or employee of the Company, or which may call into question the validity or hinder the enforceability of this Agreement or the agreements or transactions contemplated hereby; nor to the best knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any such litigation, proceeding or investigation might be properly instituted or commenced.

     2.14    EMPLOYEE BENEFIT PLANS.

     Other than as set forth on SCHEDULE 2.14, the Company does not maintain or contribute to any employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement deferred compensation agreement, or any similar plan or agreement (an "Employee Benefit Plan"). There are no unfunded obligations of the Company under any retirement, pension, profit sharing, deferred compensation plan or similar program. Other than pursuant to the Guardian Health Insurance Plan, the Company is not required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or, to the knowledge of the Company, any applicable labor relations law. The Company has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other nonpension benefits to terminated employees.

     2.15    LABOR LAWS.

     Except as set forth in SCHEDULE 2.15 hereto, each of the officers of the Company and each key employee of the Company (as designated by the Board of Directors (a "Key Management Employee")) has executed a Non-Disclosure, Assignment of Inventions and Non-Competition Agreement in the form attached hereto as EXHIBIT C-2 and such agreements are in full force and effect. No Key Management Employee of the Company has advised the Company (orally or in writing) that he intends to terminate employment with the Company. The current Key Management Employees are listed on SCHEDULE 2.15. The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes. To the best of the Company's knowledge, there is no strike, labor dispute or union organization activities pending or threatened between it and its employees.

     2.16    HAZARDOUS WASTE, ETC.

     Other than pursuant to the agreements and documents set forth on
SCHEDULE 2.16, no hazardous wastes, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company. No hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by the Company.

     2.17    BUSINESS; COMPLIANCE WITH LAWS.

     The Company has all necessary franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as it is presently or contemplated to be conducted. The Company is, and since its incorporation has been, in compliance in all material respects with all federal, state, local and foreign laws and regulations and applicable laws of countries in which the Company does or has done business, including without limitation all laws administered by or promulgated by the Federal Communications Commission and Federal Trade Commission.

     2.18    INVESTMENT BANKING; BROKERAGE.

     Except as set forth on SCHEDULE 2.18 hereto, there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company, and the Company agrees to indemnify the Investors and hold them harmless against any claims for brokerage fees or commissions payable to any broker or finder claiming through the Company or any of its Subsidiaries in connection with the financing contemplated by this Agreement, including, without limitation, the brokerage fees and commissions which may be payable to any broker or finder identified in
SCHEDULE 2.18 hereto, which shall be payable by the Company out of the proceeds from the financing contemplated by this Agreement.

     2.19    INSURANCE.

     The Company has fire, casualty, commercial liability, business interruption and other insurance policies, with extended coverage, sufficient in amount to allow it to replace any of its material properties which might be damaged or destroyed or sufficient to cover liabilities to which the Company may reasonably become subject, and such types and amounts of other insurance with respect to its business and properties, on both a per occurrence and an aggregate basis, as are customarily carried by persons engaged in the same or similar business as the Company. There is no default or event which could give rise to a default under any such policy.

     2.20    TRANSACTIONS WITH AFFILIATES.

     Except as set forth on SCHEDULE 2.20 hereto, there are no loans, leases or other continuing transactions between the Company and the Founder or any officer, director or five percent (5%) shareholder of the Company or any family member or affiliate of the foregoing persons.

     2.21    DISCLOSURE.

     The representations and warranties made or contained in this Agreement, the schedules and exhibits hereto and the certificates and statements executed or delivered in connection herewith, and the information concerning the business of the Company delivered to the Investors in connection with or pursuant to this Agreement (including any confidential or private placement memorandum delivered to the Investors regarding the Company) when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or other material not misleading in light of the circumstances in which they were made or delivered. To the best of the Company's and the Founder's knowledge, there is no material fact directly relating to the business, operations or condition of the Company (other than facts which relate to general economic or telecommunications industry trends or conditions) that materially adversely affects or in the future in the reasonable business judgment of the Company, (so far as the Company may now foresee based upon material facts of which they are now aware) is likely to materially adversely affect the same that has not been set forth in this Agreement or in the Schedules hereto. Neither the Founder nor any of his affiliates has been:
(a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar office by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from, or otherwise imposing limits or conditions on his, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

     2.22    SMALL BUSINESS CONCERN.

     The Company acknowledges that Toronto Dominion Capital (U.S.A.), Inc. ("TD (U.S.A.)") is a federally licensed Small Business Investment Company under the 1958 Act (an "SBIC"). The information set forth in documents provided to the Investors pursuant to Section 4.11 below is accurate and complete. The Company does not presently engage in, nor does it anticipate engaging in, any activities, nor shall the Company use the proceeds received from the sale of the Series C Shares directly or indirectly for any purposes, for which an SBIC is prohibited from providing funds by the SBIC Regulations.

     2.23 QUALIFIED SMALL BUSINESS STOCK. The Company is a "qualified small business," constitutes an "active business" and engages in a "qualified trade or business," each as defined in Section 1202 of the Internal Revenue Code of 1986, as amended.

Section 2A.  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

             (a) Each Investor is either (i) a partnership or corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction, and is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business, condition or results of operations (each a "Corporate Investor"), (ii) a natural person whose individual net worth, or joint net worth with such person's spouse, as of the date hereof exceeds $1,000,000 or (iii) is a natural person who has a preexisting personal or business relationship with one of the directors of the Company, or by reason of his or her business or financial experience or the business or financial experience of his or her professional advisors who are unaffiliated with and who are not compensated by the Company or any selling agent of the Company, directly or indirectly, could be reasonably assumed to have the capacity to protect his or her own interests in connection with the transactions contemplated by this Agreement (the natural persons in clause (ii) and clause (iii) being collectively referred to herein as "Individual Investors"). Each Corporate Investor has all required corporate or partnership power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby. Each Individual Investor has the capacity to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby.

             (b) This Agreement and all documents executed pursuant hereto to which the Investors are parties are valid and binding obligations of each of the Investors, enforceable in accordance with their terms, except as such enforcement may be limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights, generally,
(ii) equitable rules or principles affecting the convenience of obligations generally, whether in law or in equity, or (iii) the exercise of the discretionary powers of any court before whom may be brought any proceeding seeking equitable remedies, including, without limitation, specific performance and injunctive relief.

             (c) Each Investor represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and making an informed investment decision with respect thereto. Each Investor represents that it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act (as hereinafter defined).

             (d) Each Investor represents that it has had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of securities purchased hereunder, as well as the opportunity to obtain additional information necessary to verify the accuracy of information furnished in connection with such offering which the Company possesses or can acquire without unreasonable effort or expense. Notwithstanding the foregoing, the Investors have relied upon the representations and warranties of the Company set forth in this Agreement, and this SECTION 2A shall not be interpreted to limit that reliance.

             (e) Each Investor represents that there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any agreement made by such Investor.


SECTION 3.   CONDITIONS OF PURCHASE

     Each Series C Investor's obligation to purchase and pay for the Series C Shares shall be subject to compliance by the Company with its agreements herein contained and to the fulfillment to the Series C Investor's satisfaction, or the waiver by the Series C Investors, on or before the Closing Date or the Additional Closing Date, as the case may be, of the following conditions:

     3.1     SATISFACTION OF CONDITIONS.

     The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date or the Additional Closing Date, as the case may be; each of the conditions specified in this SECTION 3 shall have been satisfied or waived in writing by the Series C Investors; and, on the Closing Date or the Additional Closing Date, as the case may be, certificates to such effect executed by the President and Chief Executive Officer of the Company or by the Chairman of the Board of the Company shall have been delivered to the Series C Investors.

     3.2     OPINION OF COUNSEL.

     The Investors shall have received from counsel for the Company, Shaw, Pittman, Potts & Trowbridge, an opinion dated as of the Closing Date or the Additional Closing Date, as the case may be, substantially in the form attached hereto as EXHIBIT D.

     3.3     AUTHORIZATION.

             (a) With respect to the Initial Closing and the Additional Closing, the Board of Directors of the Company and, to the extent required, the stockholders of the Company, shall have duly adopted resolutions in the form reasonably satisfactory to the Series C Investors, and shall have taken all action necessary for the purpose of authorizing the Company to consummate the transactions contemplated hereby in accordance with the terms hereof;

             (b) With respect to the Initial Closing only, the Board of Directors of the Company and, to the extent required, the stockholders of the Company, shall have duly adopted resolutions in the form reasonably satisfactory to the Series C Investors, and shall have taken all action necessary to cause the Restated Charter to be filed and accepted with the Secretary of State of the State of Delaware; and

             (c) With respect to the Initial Closing and the Additional Closing, the Series C Investors shall have received a certificate of the Secretary of the Company setting forth a copy of the resolutions described in clause (a) and clause (b) above and the Restated Charter and Restated Bylaws of the Company.

     3.4     MATERIAL ADVERSE CHANGE.

     As of the Closing Date or the Additional Closing Date, as the case may be, there shall not have occurred any event or Series of related events which, individually or in the aggregate, have materially and adversely affected or could reasonably be anticipated to materially and adversely affect the assets, liabilities, properties, business or prospects of the Company.

     3.5     ALL PROCEEDINGS SATISFACTORY.

     All corporate and other proceedings taken prior to or at the Initial Closing or the Additional Closing, as the case may be, in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to the Series C Investors. The issuance and sale of the Series C Shares shall be made in compliance with all applicable federal and state laws and evidence thereof shall have been provided to the Series C Investors.

     3.6     INVESTORS' FEES.

     The Company shall have paid on behalf of the Series C Investors all legal fees and related expenses incurred by the Series C Investors in connection with the transactions contemplated by this Agreement including expenses related to the Initial Closing and Additional Closing, up to a maximum aggregate amount of $37,000, as described in Section 8.2(d).

     3.7     NO VIOLATION OF INJUNCTION.

     As of the Closing Date or the Additional Closing Date, as the case may be, the consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.

     3.8     CONSENTS AND WAIVERS.

     As of the Closing Date or the Additional Closing Date, as the case may be, the Company shall have obtained all consents or waivers necessary to execute this Agreement and the other agreements and documents contemplated herein, to issue the Securities, and to carry out the transactions contemplated hereby and thereby. As of the Closing Date or the Additional Closing Date, as the case may be, all corporate and other action and governmental filings necessary to effectuate the terms of this Agreement and other agreements and instruments executed and delivered by the Company in connection herewith and to issue the Securities shall have been made or taken.

     3.9     ELECTION OF DIRECTORS.

     With respect to the Initial Closing only, the Company and the Founder shall have caused the election Steve Reinstadtler as the Series C Investor Director as set forth in SECTION 4.4 hereof.

SECTION 4.   COVENANTS

     The Company and, with respect to SECTION 4.4 below, the Investors and the Founder, shall comply with the following covenants so long as any of the Preferred Shares remain outstanding and until the closing date of the Company's first Qualified Public Offering (as defined below), except as otherwise provided herein. A "Qualified Public Offering" shall mean the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act" ), covering the offer and sale of Common Stock to the public (i) in which the proceeds received by the Company, net of underwriting discounts and commissions, equal or exceed $20,000,000; (ii) immediately prior to the consummation of which the Company is valued (based on the per-share price paid in such public offering, but without regard to any proceeds to be received by the Company in connection with such public offering) at greater than $50,000,000; and (iii) in which the Company uses a nationally recognized underwriter acceptable to the Board of Directors, including a majority of the Investor Directors (as defined below).

     4.1     FINANCIAL STATEMENTS AND BUDGETARY INFORMATION.

     The Company will deliver to the Investors internally prepared unaudited bi-monthly and quarterly financial statements and audited annual financial statements, as well as annual budgetary information. The Company shall also provide the Investors with monthly marketing reports, which shall specify sales contacts made during the previous month, the status of executed contracts and contracts under review, along with sales prospects going forward. The bi-monthly and monthly financial information and the quarterly marketing reports will be provided to the Investors within 30 days after the end of each month and quarter, respectively. Annual financial statements audited by a Big Six accounting firm, with offices located in Washington, D.C., selected by the Board of Directors, with the approval of Investors holding a majority of the outstanding Preferred Shares, will be provided to the Investors within 90 days after each fiscal year-end of the Company. The quarterly and annual financial statements delivered to Investors shall be accompanied by a certificate that the Company and the Founder are not in breach of this Agreement or the Restated Charter or, if there is such a breach, describing such breach in reasonable detail, which shall be signed by the Company's Chairman of the Board or Chief Executive Officer and, with respect to the annual statements, the Company's accountants.

     The annual budgetary information for each upcoming fiscal year will be presented at a Board of Directors' meeting at least 60 days prior to each fiscal year-end of the Company and will be subject to approval by the Board of Directors, including the approval, voting together, of a majority of the Series A Investor Directors (as hereinafter defined) and the Series B Investor Director (as hereinafter defined) and the Series C Investor Director (as hereinafter defined) (the Series A Investor Directors, the Series B Investor Director and the Series C Investor Director being collectively hereinafter called, the "Investor Directors"). Such budgetary information shall include a budget for the upcoming fiscal year and the succeeding two years describing in detail, at a minimum, assumptions with respect to revenues, key operating expenses and capital expenditures and financings. Any material deviations from the budget for any fiscal year will be subject to prior approval by the Board of Directors, including the approval of a majority of the Investor Directors. The Board of Directors by a majority vote, including the affirmative vote of a majority of the Investor Directors, shall be responsible for approving the Company's operating budget proceeds from the sale of the Series C Shares, and, until such approval is obtained, none of the proceeds from the sale may be disbursed, except for the payment of transaction costs associated with the negotiation and consummation of the transactions contemplated by this Agreement.

     The Company's principal office in Washington, D.C. may only be relocated outside the Washington, D.C. area with the approval of the Founder and Investors holding a majority of the then outstanding Preferred Shares.

     4.2     INDEMNIFICATION AND INSURANCE.

     For so long as any of the Preferred Shares remain outstanding, the Restated Charter or Restated Bylaws of the Company will at all times during which any nominee of any of the Investors serves as director of the Company, provide for indemnification of the directors and limitations on the liability of the directors to the fullest extent permitted under applicable state law. Upon the reasonable request of any of the Investor Directors, the Company will use its best efforts to obtain and maintain on reasonable business terms directors and officers' liability insurance coverage of at least $1,000,000 per occurrence, including knowing violations under federal and state securities laws.

     4.3     RESTRICTIONS ON OTHER AGREEMENTS.

     The Company will not enter into any agreement with any party which eliminates, amends or restricts the rights and preferences of the Preferred Shares as set forth in the Restated Charter or otherwise take any other action that affects adversely the rights of holders of Preferred Shares.

     4.4     BOARD OF DIRECTORS.

             (a) SIZE OF BOARD OF DIRECTORS. The Company, the Investors and the Founder shall fix the number of members of the Board of Directors at seven
(7) directors.

             (b)    COMPOSITION OF BOARD OF DIRECTORS.

                    (i) INVESTOR DIRECTORS. The holders of the Series A Preferred Stock shall be entitled to vote as a class separately from all other classes of stock of the Company in any vote for the election of directors of the Company, and shall be entitled to elect by such class vote two directors (the "Series A Investor Directors"), one of which Series A Investor Directors to be designated by Spectrum Equity Investors, L.P. ("Spectrum") for so long as it owns shares of Series A Preferred Stock and thereafter by the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, and the other to be designated by New Enterprise Associates VI, Limited Partnership or its affiliates (collectively, "NEA VI") for so long as it owns shares of Series A Preferred Stock and thereafter by the holders of a majority of the issued and outstanding shares of Series A Preferred Stock. The holders of the Series B Preferred Stock shall be entitled to vote as a class separately from all other classes of stock of the Company in any vote for the election of directors of the Company, and shall be entitled to elect by such class vote one director (the "Series B Investor Director") to be designated by Grotech Capital Group IV, LLC ("Grotech IV") for so long as it owns shares of Series B Preferred Stock and thereafter by the holders of a majority of the issued and outstanding shares of Series B Preferred Stock. The holders of the Series C Preferred Stock shall be entitled to vote as a class separately from all other classes of stock of the Company in any vote for the election of directors of the Company, and shall be entitled to elect by such class vote one director (the "Series C Investor Director") to be designated by the holders of a majority of the issued and outstanding shares of Series C Preferred Stock; provided, however, that if the holders of a majority of the issued and outstanding shares of Series C Preferred Stock designate for election as the Series C Investor Director an individual who is not a partner or associate of a Series C Investor or an entity under substantially the same management as a Series C Investor, such designee shall be elected as a director only with the vote of a majority of the Common Stock Directors and Investor Directors, voting together. Initially, the Series C Investor Director shall be designated by TD (U.S.A.). In no event shall the Series C Investor Director be (i) a partner or associate of Spectrum or an entity under substantially the same management as Spectrum for so long as Spectrum has designation rights under this SECTION 4.4(B)(I), (ii) a partner or associate of NEA VI or an entity under substantially the same management as NEA VI for so long as NEA VI has designation rights under this SECTION 4.4(B)(I), or
(iii) a partner or associate of Grotech IV or an entity under substantially the same management as Grotech IV for so long as Grotech IV has designation rights under this SECTION 4.4(B)(I).

                    (ii) COMMON STOCK DIRECTORS. The holders of Common Stock shall be entitled to vote as a class separately from all other classes in any vote for the election of directors of the Company, and shall be entitled to elect by such class vote two directors (the "Common Stock Directors").

                    (iii) APPOINTMENT OF CHIEF EXECUTIVE OFFICER/OFFICER DIRECTOR. Upon the termination or resignation of the Chief Executive Officer of the Company, the Company will select and hire a successor Chief Executive Officer (and any successor thereto) by the affirmative vote of a majority of the Common Stock Directors, the Series A Investor Directors, the Series B Investor Director and the Series C Investor Director, voting together. The Chief Executive

Officer (and any replacement or successor Chief Executive Officer) as so selected and hired shall be elected to the Company's Board of Directors by the holders of the Preferred Shares and the Common Stock voting together as a single class (the "Officer Director"). David Schaeffer may serve as Chief Executive Officer of the Company in the discretion of the Board of Directors, but in no event shall David Schaeffer be elected as the Officer Director.

             (c) REMOVAL OF DIRECTORS. The removal of any director of the Company shall be as set forth in the Bylaws of the Company.

             (d) MEETING OF BOARD OF DIRECTORS. The Company shall cause meeting of the Board of Directors to be held at least six times in the first twelve months immediately following the Initial Closing and four times each year thereafter at intervals of not more than three months.

             (e) FEES AND EXPENSES OF DIRECTORS. If, at any time, any Directors are paid fees or reimbursed for expenses incurred in connection with attending meetings or other functions of the Board of Directors or any committees thereof, the Investor Directors shall receive the same fees and be reimbursed for any and all such expenses.

             (f) Each of the Company, the Founder and the Investors will take such action (including the voting of their respective shares of the capital stock of the Company) as may be necessary or appropriate to cause each of the Investor Directors to be nominated, elected and continued as a director of the Company and not to be removed for any reason other than in connection with the designation and election of a successor Series A Investor Director by the Series A Investors, a successor Series B Investor Director by the Series B Investors, or a successor Series C Investor Director by the Series C Investors, as applicable. The Founder agrees to vote his shares of Common Stock (and any other shares over which he exercises voting control) for the removal of an Investor Director, if requested by the person or persons entitled to designate such Investor Director, and for the election to the Board of Directors of a substitute designated by the person or persons entitled to designate such replacement director under this SECTION 4.4, if requested by the person or persons entitled to designate such replacement director. Similarly, the Investors agree to vote their Securities for the removal of a Common Stock Director, upon request by the Founder, and an Investor Director, if requested by the person or persons entitled to designate such Investor Director, and for the election to the Board of Directors of a substitute designated by the person or persons entitled hereunder to designate such replacement director, if requested by the person or persons entitled to designate such replacement director.

             (g) NOTICE AND VISITATION RIGHTS OF CERTAIN INVESTORS. In addition to the rights set forth in this SECTION 4 and in the Restated Charter, two other individuals affiliated with or designated by the Series A Investors, one other individual affiliated with or designated by each of Grotech IV (or such other Investor as specified above) and TD (U.S.A.), and each Investor not represented on the Board of Directors (for so long as such Investor owns Preferred Shares) shall have notice and visitation rights with respect to all meetings of the Board of Directors. Two individuals designated by the Founder shall likewise have notice and visitation rights with respect to all meetings of the Board of Directors.

     4.5     STOCK OPTIONS.

     Except as set forth on SCHEDULE 4.5, the Company will not issue stock, grant stock options, warrants, or other rights to purchase stock in the Company, except pursuant to and in accordance with the terms of the 1995 Plan and the 1997 Plan as in effect on the Closing Date. The Company shall not grant options to purchase more than 950,310 shares of Common Stock shares of Common Stock under the 1995 Plan and 1997 Plan (including options for 173,170 shares of Common Stock which are issued and outstanding and as adjusted for stock splits stock dividends, reclassification and similar events) and, except as set forth on SCHEDULE 4.5, shall not grant options under the 1995 Plan or the 1997 Plan to the Founder. Pursuant to the terms of the 1995 Plan and the 1997 Plan, qualified incentive stock options and nonqualified options (issued at not less than 85% of fair market value) may be granted to employees and officers of the Company pursuant to and in accordance with the terms of this Agreement and the terms of the 1995 Plan and the 1997 Plan as in effect on the Closing Date and the exercise of any options shall be conditioned on the optionee making satisfactory provisions for the payment of any withholding taxes due on such exercise, and in the case of options issued pursuant to the 1995 Plan agreeing to be bound by the provisions of SECTION 4.4 and SECTION 5 hereof and in the case of options issued pursuant to the 1997 Plan agreeing to be bound by the terms and conditions of the 1997 Plan and the Option Agreement executed in connection with the award of such options. Neither the 1995 Plan nor the 1997 Plan may be amended, revised or waived after the Closing Date without the consent of a majority of the Investor Directors. Other than options set forth on SCHEDULE 2.3, all options granted under the 1995 Plan or the 1997 Plan shall be subject to vesting in equal installments over at least a four-year period after the date of the grant. Notwithstanding anything set forth herein to the contrary, management may change the composition and compensation and remuneration of existing management, consultants and employees of the Company and may hire new management, consultants and employees of the Company, provided the compensation and remuneration of such new and existing management, consultants and employees (including any capital stock of the company or its subsidiaries issued to such new existing management, consultants or employees and any vesting schedules relating to the grant of any such capital stock) is within the ranges set forth in the Management Compensation and Hiring Proposal approved by the Compensation Committee and approved by the holders of a majority in interest of the Securities. Pursuant to the terms of the 1995 Plan and the 1997 Plan all awards under such plans must be administered by a "Committee."
Any such "Committee" administering the 1995 Plan or the 1997 Plan, as the case may be, shall contain at least one member designated by the holders of a majority of the Series A Shares then outstanding.

     4.6     CONDUCT OF BUSINESS.

     The Company will continue to engage principally in the business now conducted by the Company or a business or businesses similar thereto or reasonably compatible therewith. The Company will keep in full force and effect its corporate existence and all intellectual property rights useful in its business and shall use its best efforts to cause each existing employee, and shall cause (i) each new employee, to execute a Non-Disclosure Agreement in the form attached hereto as EXHIBIT C-1 or in such other form approved by the Board of Directors, (ii) each new engineer to execute a Non-Disclosure and Assignment of Inventions Agreement in the form attached hereto as EXHIBIT C-2 or in such other form approved by the Board of Directors and (iii) each new Key Management Employee to execute a Non-Disclosure, Assignment of Inventions and Non-Competition Agreement in the form attached hereto as EXHIBIT C-3 or in such other form approved by the Board of Directors. The Company will maintain all properties used or useful in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, as necessary to permit such business to be properly and advantageously conducted.

     4.7     PAYMENT OF TAXES, COMPLIANCE WITH LAWS, ETC.

     The Company will pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof; PROVIDED, HOWEVER, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof is being contested by the Company in good faith by appropriate proceedings and an adequate reserve therefor has been established on its books. The Company will comply with all applicable laws and regulations in the conduct of its business, including, without limitation, all applicable federal and state securities laws in connection with the issuance of any securities.

     4.8     MATERIAL ADVERSE CHANGES.

     The Company will continuously monitor and promptly advise the Investors of any event which represents a material adverse change in the condition or business, financial or otherwise, of the Company, and of each suit or proceeding commenced or threatened against the Company which, if adversely determined, in the reasonable judgment of the Company, could have a material adverse effect on the Company or its financial condition, business or prospects. The Company will also continuously monitor and promptly notify the Investors of any facts which, if such facts had existed at the Initial Closing or the Additional Closing, as the case may be, would have constituted a breach of the representations and warranties contained herein.

     4.9     MANAGEMENT AND COMPENSATION.

     The Board of Directors shall establish a Compensation Committee, consisting of one Series A Investor Director, one other Investor Director, and one Common Stock Director (other than the Founder), and delegate all authority regarding the employment and compensation of all officers and employees of the Company to such committee. In addition, compensation paid by the Company to its Key Management Employees will be comparable to compensation paid to management in companies in the same or similar businesses of similar size and maturity and with comparable financial performance and shall be initially as set forth on
SCHEDULE 4.9 hereto. In furtherance of the foregoing, the Company hereby agrees that there shall be no change in the composition of the management of the Company and, except as presently set forth in SCHEDULE 4.9 hereto, no compensation or other remuneration at an annualized rate in excess of $50,000 shall be paid to, nor shall any capital stock of the Company be issued to, or options to purchase any of its capital stock granted to any director, officer or employee of, or any consultant to, the Company or any of its subsidiaries, without the approval of the holders of a majority in interest of the Securities, voting as a single class. Notwithstanding anything set forth herein to the contrary, management may change the composition and compensation and remuneration of existing management, consultants and employees of the Company and may hire new management, consultants and employees of the Company, provided the compensation and remuneration of such new and existing management, consultants and employees (including any capital stock of the company or its subsidiaries issued to such new existing management, consultants or employees and any vesting schedules relating to the grant of any such capital stock) is within the ranges set forth in the Management Compensation and Hiring Proposal approved by the Compensation Committee and approved by the holders of a majority in interest of the Securities.

     4.10    INSPECTION.

     The Company will, upon reasonable prior notice to the Company and so long as it is not unduly disruptive to the Company's business, permit authorized representatives of the Investors to visit and inspect any of the properties of the Company, including its books of account (and to make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, administrative employees and independent accountants, all at such reasonable times and as often as may be reasonably requested.

     4.11    SMALL BUSINESS CONCERN DOCUMENTS.

     The Company shall have executed and delivered to TD (U.S.A.) and to each other Investor who requests them and an Assurance of Compliance on SBA Form 652 (Parts A and B) and shall have provided to TD (U.S.A.) and to each other Investor who so requests, information necessary for the preparation of a Portfolio Financing Report on SBA Form 1031. The Company agrees that TD (U.S.A.) and any SBA examiner shall have the rights of access and information specified in Section 620 of Title 13 of the Code of Federal Regulations (1996) (and any successor provision).

     4.12 QUALIFIED SMALL BUSINESS STOCK. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and any related Treasury Regulations. In addition, within ten (10) days after any Investor has delivered to the Company a written request therefor, the Company shall deliver to such Investor a written statement informing the Investor whether the Company is an "active business" and engages in a "qualified trade or business" as defined in Section 1202 of the Code. The Company's obligation to furnish a written statement pursuant to this Section 4.12 shall continue notwithstanding the fact that a class of the Company's stock may be traded on an established securities market.


SECTION 4A.  NEGATIVE COVENANTS OF THE COMPANY

     So long as (i) any Preferred Shares are outstanding, the Company shall comply with the following covenants, except as the holders of a majority of the Securities, voting together as a single class may otherwise consent in writing,
(ii) any Series A Shares are outstanding, the Company shall comply with the following covenants, except as the holders of a majority of the Series A Shares, voting together as a single class may otherwise consent in writing, (iii) any Series B Shares are outstanding, the Company shall comply with the following covenants, except as the holders of a majority of the Series B Shares, voting together as a single class may otherwise consent in writing, and (iv) any Series C Shares are outstanding, the Company shall comply with the following covenants, except as the holders of a majority of the Series C Shares, voting together as a single class may otherwise consent in writing.

     4A.1    MERGERS, DISPOSITIONS, ACQUISITIONS AND OTHER ACTIONS.

     The Company will not: (a) sell, lease or otherwise dispose of (whether in one transaction or a series of related transactions) all or substantially all of its assets, (b) merge with or into or consolidate with another entity, (c) acquire any other corporation or business concern, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise or make any loans to or investments in any other entities or persons (other than cash equivalent), (d) voluntarily liquidate or wind up its operations, (e) issue any shares of its capital stock which are senior to or on a parity with the Preferred Shares with respect to dividends, liquidation, redemptions or otherwise, or with any special voting rights, issue any shares of its capital stock which are senior to or on a parity with the Preferred Shares or (f) issue any indebtedness (other than trade payables and accrued taxes issued in the ordinary course of business).

     4A.2    NO AMENDMENTS TO CHARTER OR BYLAWS.

     The Company will not make any amendment to its Restated Charter or Restated Bylaws.

     4A.3    RESTRICTIONS ON OTHER AGREEMENTS.

     The Company will not enter into any agreement with any party which by its terms (a) restricts the payments due the holders of Preferred Shares or (b) grants any right relating to the registration of its Common Stock superior to or on a parity with the rights granted to the Investors pursuant to SECTION 7 hereof.

     4A.4    NO CHANGE IN ACCOUNTING POLICIES.

     The Company will not change its present method of accounting or introduce any new method of accounting which differs in any substantive respect from the accounting as reflected in the financial statements delivered to the Investors hereunder.

     4A.5    AFFILIATED TRANSACTIONS.

     The Company shall not enter into or amend any transactions, agreements or arrangements with, or make any payments to, the Founder, any director, officer or key employee of the Company or any persons or entities who are relatives of, controlled by or otherwise affiliated with any of the foregoing persons or entities (an "Affiliate").

     4A.6    ISSUANCES OF, DISTRIBUTIONS ON, AND REDEMPTIONS OF, CAPITAL STOCK.

     Except as otherwise expressly provided in this Agreement and in the Restated Charter, the Company will not authorize or issue, or obligate itself to issue, any additional shares of capital stock of the Company of any class, declare or pay any dividends or make any distributions of cash, property or securities of the Company with respect to any shares of its Common Stock or any other class of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its Common Stock or any other class of its capital stock; PROVIDED, HOWEVER, that this restriction shall not apply to (i) the repurchase of shares of the Common Stock from individuals and entities who have entered into stockholder agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment and involuntary transfers by operation of law (and their permitted transferees), provided that the aggregate amount of repurchases thereunder shall not exceed $50,000 plus the cash proceeds from the issuance of any stock to employees of the Company other than pursuant to the 1995 Plan or the 1997 Plan and (ii) transactions contemplated by the Employment Agreement. Any redemption, repurchase or other acquisition by the Company of any shares of its capital stock shall be made in compliance with all laws, including but not limited to federal and state securities laws.

     4A.7    RESTRICTIONS ON OUTSIDE BUSINESSES.

     Neither the Founder nor any Key Management Employee may pursue, engage in or have an interest in other business ventures or opportunities which arise out of, are similar to or competitive with the business of the Company, whether or not such business venture is contemplated by the Company's business plan. In addition, the Founder and any Key Management Employee shall be obligated to present any telecommunications business or investment opportunity arising out of the Company's operations to the Company, and the Company shall have the exclusive right to pursue such business or investment opportunity. To the extent that it has not already done so, the Company shall enter into Non-Disclosure, Assignment of Inventions and Non-Competition Agreements with the Founder and each of its current Key Management Employees in the form attached hereto as EXHIBIT C-2 or in such other form approved by the Board of Directors in an effort to seek compliance with the foregoing covenant. The Company shall also use its best efforts to obtain such agreements with its future officers and Key Management Employees.

SECTION 5.   TRANSFER BY FOUNDER; RIGHTS TO PURCHASE

     The following provisions of this SECTION 5 shall terminate concurrently with the closing of a Qualified Public Offering.

     5.1     GENERAL RESTRICTIONS ON TRANSFER BY THE FOUNDER.

             (a The Founder agrees that he will not directly or indirectly offer, transfer donate, sell, assign, pledge, hypothecate or otherwise dispose of (any such action a "Transfer"), all or any portion of the shares of capital stock of the Company now owned or hereafter acquired by him, except in connection with, and strictly in compliance with the conditions of, any of the following (hereinafter "Permitted Transfers"):

                    (i)    Transfers effected pursuant to SECTION 5.2,
     SECTION 5.3 and SECTION 5.4 hereof, in each case made in accordance with the procedures set forth therein;

                    (ii) Transfers by the Founder to his spouse or children or to a trust of which he is the settlor or a trustee for the benefit of his spouse or children, PROVIDED that such trust does not require or permit distribution of such shares during the term of this Agreement, and PROVIDED FURTHER that the transferee shall have entered into an enforceable written agreement satisfactory to the Company and the Investors, providing that all shares so Transferred shall continue to be subject to all provisions of this Agreement as if such shares were still held by the Founder; and

                    (iii) Transfers upon the Founder's death to his heirs, executors or administrators or to a trust under his will or Transfers between the Founder and his guardian or conservator, PROVIDED that the transferee shall have entered into an enforceable written agreement satisfactory to the Company and the Investors, providing that all shares so Transferred shall continue to be subject to all provisions of this Agreement as if such shares were still held by the Founder.

             (b     Anything to the contrary in this Agreement notwithstanding, transferees of the Founder permitted by clauses (ii) and (iii) of SECTION 5.1(A) shall take any shares so Transferred subject to all provisions of this Agreement as if such shares were still held by the Founder, whether or not they so agree with the Founder.

     5.2     RIGHT OF REFUSAL.

     If at any time on or after the Closing Date, the Founder (including for all purposes of this SECTION 5.2, any permitted transferee of his shares pursuant to
SECTION 5.1(A)(II) or SECTION 5.1(A)(III) receives a bona fide offer to purchase any or all of his shares (the "Offer") from an unaffiliated third party (the "Offeror") which the Founder wishes to accept (whether initiated by the Founder or the third party), the Founder may transfer such shares pursuant to and in accordance with the following provisions of this SECTION 5.2:

             (a     The Founder shall cause the Offer to be reduced to writing and shall notify the Investors in writing of his desire to accept the Offer and otherwise comply with the provisions of this SECTION 5.2, SECTION 5.3 and
SECTION 5.4. The Founder's notice shall constitute an irrevocable offer to sell such shares to the Investors at a purchase price equal to the price contained in, and on the same terms and conditions of, the Offer. The notice shall be accompanied by a true copy of the Offer (which shall identify the Offeror).

             (b     At any time within 45 days after the date of the giving of notice pursuant to SECTION 5.2(A) (the "Notice Period"), one or more of the Investors may, subject to the terms hereof, choose to accept the Offer with respect to all or a portion of the shares covered thereby by giving written notice to the Founder to such effect; provided that if two or more Investors choose, in the aggregate, to accept such Offer with respect to an aggregate number of shares which exceeds the number of shares subject to such Offer and available for purchase by the Investors, the number of shares for which the Offer may be accepted by each such Investor shall, in each case, be reduced by the smallest number of shares as shall be necessary to reduce the aggregate number of shares for which the Offer may be accepted by the Investors as contemplated herein to the number of shares for which the Offer was made and which are available for purchase by them; PROVIDED, FURTHER, that the number of shares for which any Investor may accept such Offer as contemplated herein shall in no event be reduced to less than the number of shares which bears the same proportion to the total number of shares for which the Offer was made and which are available for purchase by the Investors as the number of Securities then held by such Investor bears to the total number of Securities then held by all Investors accepting such Offer; and PROVIDED FURTHER, that the Investors who elect to purchase shares may purchase any shares which other Investors do not elect to purchase based on the relative holdings of such electing Investors.

             (c     If shares covered by any Offer are purchased pursuant to
SECTION 5.2(B), such purchase shall be (i) at the same price and on the same terms and conditions as the Offer if the Offer is for cash and/or notes or (ii) if the Offer includes any consideration other than cash and notes, then at the equivalent all cash price for such other consideration. The closing of the purchase of the shares subject to an Offer pursuant to this SECTION 5.2 shall take place within 15 days after the expiration of the Notice Period, or upon satisfaction of any governmental approval requirements, if later, by delivery by the respective Investors of the purchase price for the shares being purchased as provided above to the Founder against delivery of the certificates representing the shares so purchased, appropriately endorsed for transfer by the Founder.

     5.3     RIGHT OF CO-SALE.

     In the event the Founder proposes to sell any shares, including following the receipt of an Offer wherein any of the shares subject thereto are not purchased pursuant to SECTION 5.2, the Founder may transfer the shares subject thereto only following compliance with this SECTION 5.3 and SECTION 5.4 below. In such event, immediately following the last day of the Notice Period, the Founder shall give an additional notice of the proposed sale to the Investors, once again enclosing a copy of the Offer, if applicable, which shall identify the Offeror and the number of shares proposed to be sold (the "Co-Sale Notice"). Each of the Investors thereupon shall have the right, and exercisable upon written notice to the Founder within 20 days after delivery to it of the Co-Sale Notice (the "Co-Sale Notice Period"), to participate in the sale on the terms and conditions stated in the Offer and in the Co-Sale Notice, except that Investors may elect to sell Securities, as applicable, as then held by them on an as converted basis. Each of the Investors shall have the right to sell all or any portion of its Securities on the terms and conditions in the Co-Sale Notice, with the maximum number of Securities equal to the product obtained by multiplying the number of shares to be sold by the Founder as described in the Co-Sale Notice by a fraction, the numerator of which is the number of Securities owned by such Investor on the date of the Co-Sale Notice, as the case may be, and the denominator of which is the sum of the number of shares of the Common Stock owned by the Founder and the number of Securities owned by all of the Investors, as of the date of the Co-Sale Notice, calculated on a fully diluted basis. To the extent one or more Investors elect not to sell the full amount of its Securities of any class which they are entitled to sell pursuant to this
SECTION 5.3, the other participating Investors' rights to sell shares shall be increased proportionately to their relative holdings of Securities, such that the Investors shall have the right to sell the full number of Securities allocable to them in any transaction subject to this SECTION 5.3 even if some Investors elect not to participate. Within five days after the expiration of the Co-Sale Notice Period, the Founder shall notify each participating Investor of the number of shares held by the Investor that will be included in the sale and the date on which the sale will be consummated, which shall be no later than the later of (i) 30 days after the delivery of the Co-Sale Notice by the Founder and (ii) the satisfaction of all governmental approval requirements, if any. Each of the Investors may effect its participation in any Offer hereunder by delivery to the Offeror, or to the Founder for transfer to the Offeror, of one or more instruments, certificates and/or option agreements, properly endorsed for transfer, representing the shares it elects to sell therein. At the time of consummation of the Offer, the Offeror shall remit directly to each Investor that portion of the sale proceeds to which each Investor is entitled by reason of its participation therein. All costs and expenses in connection with any sales pursuant to this SECTION 5.3 shall be paid for by the sellers of shares on a pro rata basis (based on participation rather than holdings) or otherwise as they may have agreed; PROVIDED, HOWEVER, that all costs and expenses in connection with any sale pursuant to this SECTION 5.3 that relate specifically or incrementally to participation therein by an Investor (including the fees and expenses of counsel to such selling Investor, if any) shall be paid for by such Investor. No shares may be purchased by the Offeror from the Founder unless the Offeror simultaneously purchases from the Investors all of the shares that they have elected to sell pursuant to this SECTION 5.3.

     5.4     SALES BY THE FOUNDER.

     Any shares covered by an Offer which are not acquired pursuant to
SECTION 5.2 that the Founder desires to sell following compliance with
SECTION 5.2 and SECTION 5.3 may be sold to the Offeror only during the 90-day period after the expiration of the Co-Sale Notice Period and only on terms no more favorable to the Founder than those contained in the Offer. Promptly after such sale, the Founder shall notify the Investors of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Investors. So long as the Offeror is neither a party, nor an affiliate or relative of a party to this Agreement, such Offeror shall take the shares so Transferred free and clear of the provisions of this Agreement, other than SECTION 4.4 hereof. If, at the end of such 90-day period, the Founder has not completed the sale of such shares as aforesaid, all the restrictions on Transfer contained in this Agreement shall again be in effect with respect to such shares.

     5.5     ASSIGNMENT/MISCELLANEOUS.

     Each Investor shall have the right to assign its rights under this
SECTION 5 to any transferee of all or any portion of its Securities, or to any fund managed by or associated with such Investor, who thereupon shall be deemed an Investor hereunder. Any transferee of shares of the Founder (other than a transferee in accordance with SECTION 5.4 except as provided therein) shall be bound by and subject to the restrictions and agreements set forth in this
SECTION 5 for the benefit of the Investors and all certificates representing shares held by the Founder shall bear a legend to such effect. Any transfers of shares of Common Stock or Securities by or to the Investors or the Founder under this SECTION 5 shall comply with all applicable requirements of the Federal Communications Commission (the "FCC") and federal telecommunications law, including any relevant limitations on foreign ownership of FCC licenses.


SECTION 6.   RIGHTS TO PURCHASE

     Notwithstanding anything herein to the contrary, the following provisions of this SECTION 6 shall terminate immediately prior to the closing of a Qualified Public Offering.

     6.1     RIGHT TO PARTICIPATE IN CERTAIN SALES OF ADDITIONAL SECURITIES.

     The Company agrees that it will not sell or issue any shares of capital stock of the Company, or other securities convertible into or exchangeable for capital stock of the Company, or options, warrants or rights carrying any rights to purchase capital stock of the Company unless the Company first submits a written offer to the Founder and the Investors identifying the terms of the proposed sale (including cash price, number or aggregate principal amount of securities and all other material terms), and offers to the Founder and each Investor the opportunity to purchase its Pro Rata Share (as hereinafter defined) of the securities (subject to increase for over-allotment if the Founder or some Investors do not fully exercise their rights) on terms and conditions, including price, not less favorable to the Founder and the Investors than those on which the Company proposes to sell such securities to a third party. The Founder's and each Investor's "Pro Rata Share" of such securities shall be based on the ratio which all of the shares of capital stock of the Company owned by such party bears to all the issued and outstanding shares of capital stock of the Company owned by the Founder and the Investors, and Common Stock equivalents of the Company, calculated, in each case, on a fully-diluted basis. The Company's offer to the Founder and the Investors shall remain open and irrevocable for a period of 30 days, and those parties who elect to purchase ("Electing Purchasers") shall have the first right to take up and purchase any shares which other parties do not elect to purchase, based on the relative holdings of the Electing Purchasers. Any securities so offered which are not purchased pursuant to such offer may be sold by the Company but only on the terms and conditions set forth in the initial offer to the Founder and Investors, at any time within 120 days following the termination of the above-referenced 30-day period but may not be sold to any other person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer or after such 120-day period without renewed compliance with this SECTION 6.1.

     Notwithstanding the foregoing, the Company may (i) issue options to purchase 148,418 shares of Common Stock to the Founder, which options shall have terms and conditions which are approved by a majority of the Investor Directors,
(ii) issue, or issue options, warrants or rights to subscribe for, up to an aggregate of 801,892 shares of its Common Stock (as appropriately adjusted for stock splits, stock dividend and the like) to officers, employees and directors of the Company other than the Founder pursuant to the terms of the 1995 Plan and the 1997 Plan and SECTION 4.5 hereof and may issue shares of its Common Stock upon the exercise of any such stock options, or upon exercise of warrants outstanding as of the Closing, (iii) issue Series C Preferred Stock at the Additional Closing, (iv) issue Series A Conversion Shares, Series B Conversion Shares and Series C Conversion Shares upon the conversion of the Preferred Shares, (as appropriately adjusted for stock splits, stock dividend and the like); and (v) issue shares of its Common Stock in connection with the acquisition of another Company.

     The Series A Investors and Series B Investors acknowledge that, with respect to the issuance of the Series C Preferred Stock, they have either exercised (and are purchasing shares of Series C Preferred Stock hereunder) or waived any preemptive rights granted to them under the Series A Agreement and Series B Agreement.

     6.2     ASSIGNMENT OF RIGHTS.

     Each Investor may assign its rights under this SECTION 6 to either any transferee of its shares or any fund affiliated or associated with such Investor, thereupon shall be deemed an Investor hereunder.


SECTION 7.   REGISTRATION RIGHTS

     7.1     OPTIONAL REGISTRATIONS.

     If at any time or times after the date hereof, the Company shall seek to register any shares of its capital stock or securities convertible into capital stock under the Securities Act (whether in connection with a public offering of securities by the Company (a "primary offering"), a public offering of securities by Founders of the Company (a "secondary offering"), or both), the Company will promptly give written notice thereof to each Investor holding Registrable Securities (as hereinafter defined in SECTION 7.4 below) then outstanding (the "Holders"). If within 30 days after their receipt of such notice one or more Investors request the inclusion of some or all of the Registrable Securities owned by them in such registration, the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which such Investors may request in a writing delivered to the Company within 30 days after the notice given by the Company. In the case of the registration of shares of capital stock by the Company in connection with any underwritten public offering, if the underwriter(s) determines that marketing factors require a limitation on the number of Registrable Securities to be offered, the Company shall not be required to register Registrable Securities of the Investors in excess of the amount, if any, of shares of the capital stock which the principal underwriter of such underwritten offering shall reasonably and in good faith agree to include in such offering in excess of any amount to be registered for the Company. If any limitation of the number of shares of capital stock to be registered by the Investors is required pursuant to this SECTION 7.1, the number of shares that may be included in the registration on behalf of the Investors shall be allocated among the Investors or the holders of any other registration rights in proportion, as nearly as practicable, to their respective holdings of Registrable Securities, after first excluding from such registration statement all shares of Common Stock sought to be included therein by (i) any director, officer or employee of the Company,
(ii) any holder thereof not having any such contractual incidental registration rights, and (iii) any holder, thereof having contractual, incidental registration rights subordinate and junior to the rights of the Investors. In any event, if such underwritten public offering is not an initial public offering, then the Investors holding Registrable Securities shall be allowed to include not less than thirty-five percent (35%) of the shares subject to such registration statement. The Company will not grant any rights relating to the piggy-back registration of its capital stock which are superior to or on a parity with the rights granted to the Investors in this SECTION 7.1. The provisions of this SECTION 7.1 will not apply to a registration effected solely to implement (i) an employee benefit plan, or (ii) a transaction to which Rule 145 or any other similar rule of the Securities and Exchange Commission (the "SEC") under the Securities Act is applicable.

     7.2     REQUIRED REGISTRATIONS.

     If on any three (3) occasions after the date hereof the Investors holding a majority of the Registrable Securities held by all Investors notify the Company in writing that the Investors intend to offer or cause to be offered for public sale all or any portion of its or their Registrable Securities, the Company will notify all of the Investors who would be entitled to notice of a proposed registration under SECTION 7.1 above of its receipt of such notification from such Investor or Investors and any other holder of piggyback registration rights. Upon the written request of any such Investor delivered to the Company within 20 days after receipt from the Company of such notification, the Company will either (i) elect to make a primary offering in which case the rights of such Investors to participate in such offering shall be as set forth in
SECTION 7.1 above (except that the Company shall not be permitted to limit the number of shares which may be registered by any Investor and such Investor will have the right to select the underwriter), or (ii) use its best efforts to cause such of the Registrable Securities as may be requested by any Investors to be registered under the Securities Act in accordance with the terms of this
SECTION 7.2. The Company may postpone the filing of any registration statement required hereunder for a reasonable period of time, not to exceed 60 days during any twelve-month period, if the Company has been advised by legal counsel that such filing would require a special audit or the disclosure of a material impending transaction or other matter and the Company determines reasonably and in good faith that such disclosure would have a material adverse effect on the Company. The Company shall not be required to cause a registration statement requested pursuant to this SECTION 7.2 to become effective prior to 90 days following the effective date of a registration statement initiated by the Company, if the request for registration has been received by the Company subsequent to the giving of written notice by the Company, made in good faith, to the Investors holding Registrable Securities that the Company is commencing to prepare a Company-initiated registration statement (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the SEC under the Securities Act is applicable); PROVIDED, HOWEVER, that the Company shall use its best efforts to achieve such effectiveness promptly.

     7.3     FORM S-3.

     If the Company becomes eligible to use Form S-3 under the Securities Act or a comparable successor form, the Company shall use its best efforts to continue to qualify at all times for registration on Form S-3 or such successor form.
One or more of the Investors holding Registrable Securities shall have the right to request and have effected one registration per year of shares of Registrable Securities on Form S-3 or such successor form for a public offering of shares of Registrable Securities having an aggregate proposed offering price exceeding $500,000 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by such Investor or Investors). The Company shall not be required to cause a registration statement requested pursuant to this
SECTION 7.3 to become effective prior to 90 days following the effective date of a registration statement initiated by the Company, if the request for registration has been received by the Company subsequent to the giving of written notice by the Company, made in good faith, to the Investors holding Registrable Securities to the effect that the Company is commencing to prepare a Company-initiated registration statement (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the Commission under the Securities Act is
applicable);   PROVIDED, HOWEVER, that the Company shall use its best efforts to achieve such effectiveness promptly following such 90-day period if the request pursuant to this SECTION 7.3 has been made prior to the expiration of such 90-day period. The Company may postpone the filing of any Registration Statement required hereunder for a reasonable period of time, not to exceed 60 days during any twelve-month period, if the Company has been advised by legal counsel that such filing would require the disclosure of a material transaction or other factor and the Company determines reasonably and in good faith that such disclosure would have a material adverse effect on the Company. The Company shall give notice to all Investors holding Registrable Securities of the receipt of a request for registration pursuant to this SECTION 7.3 and shall provide a reasonable opportunity for such Investors to participate in the registration. Subject to the foregoing, the Company will use in best efforts to effect promptly the registration of all shares of Common Stock on Form S-3 or such successor form to the extent requested by the Investor or Investors thereof for purposes of disposition. If so requested by any Investor in connection with a registration under this SECTION 7.3, the Company shall take such steps as are required to register such Investor's Registrable Securities for sale on a delayed or continuous basis under Rule 415, and to keep such registration effective for the shorter of (a) six months or (b) until all of such Investor's Registrable Securities registered thereunder are sold.

     7.4     REGISTRABLE SECURITIES.

     For the purposes this SECTION 7, the term "Registrable Securities" shall mean any shares of the Common Stock purchased by, or issued to, an Investor, or issuable upon conversion of the Preferred Shares, including without limitation any Series A Conversion Shares, Series B Conversion Shares or Series C Conversion Shares issued or issuable upon conversion of any and all of the Preferred Shares and including any Common Stock issued by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that if an Investor owns Preferred Shares, the Investor shall not be required to cause such Preferred Shares to be converted to Common Stock until immediately prior to the effective date of any applicable registration statement pursuant to which such shares will be sold.

     7.5     FURTHER OBLIGATIONS OF THE COMPANY.

     Whenever the Company is required hereunder to register any Registrable Securities, it agrees that it shall also do the following:

             (a     Pay all expenses of such registrations and offerings
(exclusive of underwriting discounts and commissions) and the reasonable fees and expenses, not to exceed $60,000 per offering, of not more than one independent counsel for the Investors satisfactory to a majority in interest of the Securities, voting as a single class.

             (b     Use its best efforts (with due regard to management of the ongoing business of the Company and the allocation of managerial resources) diligently to prepare and file with the SEC a registration statement and such amendments and supplements to said registration statement and the prospectus used in connection therewith as may be necessary to keep said registration statement effective at least 90 days and to comply with the provisions of the Securities Act with respect to the sale of securities covered by said registration for the period necessary to complete the proposed public offering;

             (c     Furnish to each selling Investor such copies of each
preliminary and final prospectus and such other documents as such Investor may reasonably request to facilitate the public offering of its Registrable Securities;

             (d     Enter into any reasonable underwriting agreement required by the proposed underwriter for the selling Investors, if any, in such form and containing such terms as are customary; PROVIDED, HOWEVER, that no Investor shall be required to make any representations or warranties other than with respect to its title to the Registrable Securities and any written information provided by the Investors to the Company, and if the underwriter requires that representations or warranties be made, the Company shall make all such representations and warranties relating to the Company;

             (e     Use its best efforts to register or qualify the securities covered by said registration statement under the securities or blue-sky laws of such jurisdictions as any selling Investor may reasonably request, provided that the Company shall not be required to register or qualify the securities in any jurisdictions which require it to qualify to do business therein;

             (f     Immediately notify each selling Investor, at any time when a prospectus relating to his Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which such prospectus contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, at the request of any such selling Investor, prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

             (g     Cause all such Registrable Securities to be listed on each securities exchange or quotation system on which similar securities issued by the Company are then listed or quoted;

             (h     Otherwise use its best efforts to comply with the securities laws of the United States and other applicable jurisdictions and all applicable rules and regulations of the SEC and comparable governmental agencies in other applicable jurisdictions and make generally available to its holders, in each case as soon as practicable, but not later than 45 days after the close of the period covered thereby, an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act;

             (i     Obtain and furnish to each selling Investor, immediately
prior to the effectiveness of the registration statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto), a cold comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities being sold may reasonably request; and

             (j     Otherwise cooperate with the underwriter or underwriters,
the Commission and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents necessary to effect the registration of any Registrable Securities under this SECTION 7.

     7.6     INDEMNIFICATION; CONTRIBUTION.


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

             (a     Incident to any registration statement referred to in this
SECTION 7, and subject to applicable law, the Company will indemnify and hold harmless each underwriter, each Investor who offers or sells any such Registrable Securities in connection with such registration statement (including its partners (including partners of partners and stockholders of any such partners)), and directors, officers, employees and agents of any of them (a "Selling Investor"), and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Controlling Person")), from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based on (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement (including any related preliminary or definitive prospectus, or any amendment or supplement to such registration statement or prospectus), (ii) any omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements in it not misleading, or (iii) any violation by the Company of the Securities Act, any state securities or blue sky laws or any rule or regulation thereunder in connection with such registration; PROVIDED, HOWEVER, that the Company will not be liable to the extent that such loss, claim, damage, expense or liability arises from and is based on an untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished in writing to the Company by such underwriter, Selling Investor or Controlling Person expressly for use in such registration statement. With respect to such untrue statement or omission or alleged untrue statement or omission in the information furnished in writing to the Company by such Selling Investor expressly for use in such registration statement, such Selling Investor will indemnify and hold harmless each underwriter, the Company (including its directors, officers, employees and agents), each other Investor (including its partners (including partners of partners and stockholders of such partners)) and directors, officers, employees and agents of any of them) so registered, and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise to the same extent provided in the immediately preceding sentence. In no event, however, shall the liability of a Selling Investor for indemnification under this SECTION 7.6(A) in its capacity as such (and not in its capacity as an officer or director of the Company) exceed the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by such Selling Investor or (ii) the proceeds received by such Selling Investor from its sale of Registrable Securities under such registration statement.

             (b     If the indemnification provided for in SECTION 7.6(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party under this
SECTION 7.6, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the other Selling Investors and the underwriters from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the other Selling Investors and the underwriters in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, the Selling Investors and the underwriters shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Selling Investors and the underwriting discount received by the underwriters, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the Registrable Securities. The relative fault of the Company, the Selling Investors and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Investors or the underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company, the Selling Investors and the underwriters agree that it would not be just and equitable if contribution pursuant to this SECTION 7.6(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In no event, however, shall a Selling Investor be required to contribute any amount under this SECTION 7.6(b) in excess of the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total Registrable Securities sold under such registration statement which are being sold by such Selling Investor or (ii) the proceeds received by such Selling Investor from its sale of Registrable Securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

             (c     The amount paid by an indemnifying party or payable to an
indemnified party as a result of the losses, claims, damages and liabilities referred to in this SECTION 7.6 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, payable as the same are incurred. The indemnification and contribution provided for in this SECTION 7.6 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any officer, director, employee, agent or controlling person of the indemnified parties.

     7.7     RULE 144 AND RULE 144A REQUIREMENTS.

     In the event that the Company becomes subject to Section 13 or
Section 15(d) of the Exchange Act, the Company shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act (or any successor or similar exemptive rules hereafter in effect). The Company shall furnish to any Investor holding Registrable Securities, within 15 days of a written request, a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144 or Rule 144A or such successor rules. The Founder agrees not to sell or otherwise transfer or dispose of any securities of the Company following the effective date of any registration statement of the Company for such period of time as may be agreed to by a majority in interest of the Investors or as otherwise requested in good faith by the Company or the underwriter in connection with the applicable offering.

     7.8     TRANSFER OF REGISTRATION RIGHTS.

     The registration rights and related obligations under this SECTION 7 of the Investors with respect to their Registrable Securities may be assigned to any transferee of Registrable Securities held by them, and upon such transfer the relevant transferee shall be deemed to be included within the definition of an Investor, for purposes of this SECTION 7. The relevant Investor as the case may be, shall notify the Company at the time of such transfer.

     7.9     MARKET STAND-OFF AGREEMENT.

     The Investors and the Founder, if requested by the underwriter of the Company's securities, shall agree not to sell, pledge, encumber or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Investors and the Founder during the 180-day period following the effective date of the Company's initial public offering or any subsequent underwritten offering hereunder in which the Investors are participating. Such agreement shall be in writing in form reasonably satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such 180-day period.

SECTION 8.   GENERAL

     8.1     Amendments, Waivers and Consents.

     For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between the Company and any Investor and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No provision hereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision; PROVIDED, HOWEVER, changes in or additions to, and any consents required by, this Agreement may be made, and compliance with any term, covenant, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) by a consent of the holders of a majority of the Preferred Shares; PROVIDED that any amendment, waiver or consent that adversely affects the Series A Investors, the Series B Investors or the Series C Investors or affects any rights specifically granted to the Series A Investors, the Series B Investors or the Series C Investors shall not be approved without the approval of the holders of a majority of the issued and outstanding Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, respectively; PROVIDED FURTHER, that any amendment, waiver or consent that adversely affects one Investor, or affects any rights specifically granted to such Investor, in a manner different than all other Investors holding the same series of Preferred Shares, including, but not limited to, the right to designate certain directors set forth in SECTION 4.4 and the right to be appointed to the Compensation Committee set forth in SECTION 4.5, shall not be approved without such Investor's consent. Any amendment or waiver effected in accordance with this
SECTION 8.1 shall be binding upon each holder of the Preferred Shares at the time outstanding, each future holder of Preferred Shares and Securities and the Company.

     8.2     INDEMNIFICATION; EXPENSES.

             (a     Without limitation of any other provision of this Agreement, the Company agrees to defend, indemnify and hold the Investors and their affiliates and their respective direct and indirect partners, members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act (parties receiving the benefit of the indemnification agreement herein shall be referred to collectively as "Indemnified Parties" and individually as an "Indemnified Party") harmless from and against any and all losses, claims, damages, obligations, liens, assessments, judgments, fines, liabilities, and other costs and expenses (including, without limitation, interest, penalties and any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are incurred) of any kind or nature whatsoever which may be sustained or suffered by any such Indemnified Party, without regard to any investigation by any of the Indemnified Parties, based upon, arising out of, by reason of or otherwise in respect of or in connection with (a) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement or in any agreement or instrument or other document delivered pursuant to this Agreement,
(b) any breach of any covenant or agreement made by the Company in this Agreement or in any agreement or instrument delivered pursuant to this Agreement and (c) any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Indemnified Party as Founder, director, agent, representative or controlling person of the Company including, without limitation, any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same may be incurred) arising or alleged to arise under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise; provided, however, that the Company will not be liable to the extent that such loss, claim, damage, expense or liability arises from and is based on (i) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company in an instrument duly executed by or on behalf of such Indemnified Party specifically stating that it is for use in the preparation thereof or (ii) a knowing and willful violation of the federal securities laws by an Indemnified Party, as finally determined by a court of competent jurisdiction.

             (b     If the indemnification provided for in SECTION 8.2(A) above for any reason is held by a court of competent jurisdiction to be unavailable to a Indemnified Party in respect of any losses, claims, damages, expenses or liabilities referred to therein, then the Company, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Investors, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Investors in connection with the action or inaction which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. In connection with any registration of the Company's securities, the relative benefits received by the Company and the Investors shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Investors, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Company and the Investors shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Investors and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company and the Investors agree that it would not be just and equitable if contribution pursuant to this SECTION 8.2(b) were determined by pro rata or per capita allocation or by any other methods of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In connection with the registration of the Company's securities, in no event shall a Investor be required to contribute any amount under this
SECTION 8.2(b) in excess of the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by such Investor or (ii) the proceeds received by such Investor from its sale of securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

             (c     The indemnification and contribution provided for in this
SECTION 8.2 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Parties or any officer, director, employee, agent or controlling person of the Indemnified Parties.

             (d     The provisions of this SECTION 8.2, are in addition to and shall supplement those set forth in SECTION 7.5, which shall apply in the case of the registration and sale of Registrable Securities held by any of the Investors registered pursuant to SECTION 7 hereof.

             (e     Subject to the consummation of the Initial Closing, the
Company agrees to pay and hold the Investors harmless against liability for payment of all reasonable costs and expenses incurred prior to or in connection with their investment in the Company, including the fees and disbursements of counsel and other professionals, including all costs and expenses that they incur with respect to the registration, execution, delivery and performance of this Agreement in an aggregate amount up to $37,000. In addition, the Company agrees to pay any and all stamp, transfer and other similar taxes (together in each case with interest and penalties, if any) payable or determined to be payable in connection with the execution and delivery of this Agreement and the issuance of securities hereunder.

     8.3     RESCISSION RIGHTS.

     If at any time there shall have occurred any material breach by the Company or the Founder of any of the representations, warranties and statements made or contained in this Agreement or in the documents, certificates, Schedules and Exhibits hereto, or in the information concerning the business of the Company or the Founder given or delivered to the Investors prior to the Closing Date (without limitation of the Investors' rights in connection with any matter constituting such a breach that becomes manifest subsequent to the Closing Date or Additional Closing Date, as the case may be) in connection with and pursuant to this Agreement, the Company shall immediately repay to the Investors the full purchase price of the Securities owned by such Investor together with interest calculated at the rate of ten percent (10%) per annum from the Closing Date or Additional Closing Date, as the case may be, to the date payment is made under this SECTION 8.3 in respect of the Securities. Notwithstanding anything contained herein to the contrary, the remedy described above is not intended to be and shall not be the exclusive remedy of any Investor and is in addition to any other remedies which any Investor may have under this Agreement or otherwise, whether in law or in equity.

     8.4 SURVIVAL OF REPRESENTATIONS; WARRANTIES AND COVENANTS; ASSIGNABILITY OF RIGHTS.

     All covenants, agreements, representations and warranties of the Company and, to the extent applicable, the Founders, made herein and to be performed prior to or at the Initial Closing or Additional Closing, as the case may be, and in the certificates, lists, exhibits, schedules or other written information delivered or furnished to any Investor in connection herewith (a) shall be deemed to have been relied upon by such Investor, and shall survive for a period of 36 months after the Closing Date and (b) shall bind the Company's and the Founders' successors and assigns, whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Investors' successors and assigns and to transferees of the Securities, whether so expressed or not. For purposes of this Agreement, the Company's successors shall include any corporation in to which the Company is merged in connection with its reincorporation, and as a condition to the consummation of such a transaction, the Investors shall receive an opinion of counsel that the successor corporation will be bound by his Agreement and that the Investors may tack their holding period with respect to the Securities for purposes of Rule 144.

     8.5     LEGEND ON SECURITIES.

     The Company, the Investors and the Founder acknowledge and agree that the following legend shall be typed on each certificate evidencing any of the Securities issued hereunder held at any time by the Investors or the Founder:

     "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT) OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS. THESE SECURITIES ARE ALSO SUBJECT TO THE PROVISIONS OF A CERTAIN INVESTMENT AND STOCKHOLDERS' AGREEMENT DATED AS OF OCTOBER 31, 1997, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER, INDEMNITY PROVISIONS AND VOTING PROVISIONS SET FORTH THEREIN. A COMPLETE AND CORRECT COPY OF THIS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE."

     8.6     GOVERNING LAW.

     This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles thereof.

     8.7     SECTION HEADINGS AND GENDER.

     The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

     8.8     COUNTERPARTS.

     This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

     8.9     NOTICES AND DEMANDS.

     Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses:
If to the Company, at 1015 31st Street, N.W., Washington, D.C. 2007, or at any other address designated by the Company to the Investors in writing; if to an Investor, at its or his mailing address as shown on EXHIBIT A hereto, or at any other address designated by such Investor to the Company and the Investors in writing.

     8.10    SEVERABILITY.

     Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

     8.11    INTEGRATION.

     This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof including, without limitation, the Term Sheet between the parties hereto in respect of the transactions contemplated herein, the Series A Agreement, as amended and the Series B Agreement, which Term Sheet, Series A Agreement and Series B Agreement, respectively shall be completely superseded by the representations, warranties and covenants of the Company contained herein.

     8.12    WAIVER OF JURY TRIAL.

     EACH PARTY HERETO HEREBY WAIVES ANY RIGHT WHICH IT MAY OTHERWISE HAVE AT LAW OR IN EQUITY TO A TRIAL BY JURY IN CONNECTION WITH ANY SUIT OR PROCEEDING AT LAW OR IN EQUITY BROUGHT BY ANY PARTY HERETO AGAINST ANOTHER WAIVING PARTY OR WHICH OTHERWISE RELATES TO THIS AGREEMENT.

     8.13    AMENDMENT OF SERIES A AGREEMENT AND SERIES B AGREEMENT.

     The Series A Investors and Series B Investors, respectively, agree that Sections 4, 4A, 5, 6 and 7 of this Agreement shall amend and restate in their entirety Sections 4, 4A, 5, 6 and 7 of each of the Series A Agreement and the Series B Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              PATHNET, INC.


                              By: /s/ Richard A. Jalkut
                                 -----------------------------------------------
                                 Name:  Richard A. Jalkut
                                 Title: President and Chief Executive Officer


                                  /s/ David Schaeffer
                                 -----------------------------------------------
                                 David Schaeffer, Individually (for purposes of Sections 2, 3.9, 4.4, 5, 6, 7.9 and 8.5 hereof)


                              INVESTORS:

                              SPECTRUM EQUITY INVESTORS, L.P.

                                 By:  Spectrum Equity Associates, L.P.


                                 By: /s/ Kevin Maroni
                                    --------------------------------------------
                                    Name:  Kevin Maroni
                                    Title: Attorney-In-Fact


                              SPECTRUM EQUITY INVESTORS II, L.P.

                                 By: Spectrum Equity Associates II, L.P.


                                 By: /s/ Kevin Maroni
                                    --------------------------------------------
                                    Name:  Kevin Maroni
                                    Title: General Partner

                              NEW ENTERPRISE ASSOCIATES VI, LIMITED PARTNERSHIP

                                 By: NEA Partners VI, Limited Partnership


                                 By: /s/ Peter J. Barris
                                    --------------------------------------------
                                    Name:  Peter J. Barris
                                    Title: General Partner


                              ONSET ENTERPRISE ASSOCIATES II, L.P.


                                 By: /s/ Thomas Winter
                                    --------------------------------------------
                                    General Partner of its General Partner


                              ONSET ENTERPRISE ASSOCIATES III, L.P.


                                 By: /s/ Thomas Winter
                                    --------------------------------------------
                                    Managing Director, OEA III Management, LLC
                                    The General Partner of ONSET Enterprise
                                    Associates III, L.P.


                              CORMAN FOUNDATION, INCORPORATED


                              By: /s/ James F. Corman
                                 -----------------------------------------------
                                 Name:  James F. Corman
                                 Title: President


                              IAI INVESTMENT FUNDS VIII, INC. (IAI VALUE FUND)


                              By: /s/ Susan Haedt
                                 -----------------------------------------------
                                 Name:  Susan Haedt
                                 Title: Vice President

                               /s/ Thomas Domencich
                              --------------------------------------------------
                              Thomas Domencich, Individual


                               /s/ Dennis R. Patrick
                              --------------------------------------------------
                              Dennis R. Patrick, Individually


                              GROTECH CAPITAL GROUP IV, L.P.

                                 By: Grotech Capital Group IV, LLC, General
                                        Partner

                                 By: /s/ Patrick J. Kerins
                                    --------------------------------------------
                                    Name:  Patrick J. Kerins
                                    Title: Managing Director


                              TORONTO DOMINION CAPITAL (U.S.A.), INC.


                              By: /s/ Martha L. Gariepy
                                 -----------------------------------------------
                                 Name:  Martha L. Gariepy
                                 Title: Secretary/Treasurer


                              UTECH CLIMATE CHALLENGE FUND, L.P.

                              By: ARETE CLIMATE CHALLENGE PARTNERS, L.L.C.
                                    General Partner

                                    By: ARETE VENTURES, INC.
                                          Managing Member


                                    By: /s/ William T. Heflin
                                       -----------------------------------------
                                       Name:  William T. Heflin
                                       Title: Vice President

                              UTILITY COMPETITIVE ADVANTAGE FUND, L.L.C.

                              By: ARETE COMPETITIVE ADVANTAGE PARTNERS, L.L.C.
                                    General Partner

                                    By: ARETE VENTURES, L.L.C.


                                    By: /s/ William T. Heflin
                                       -----------------------------------------
                                       Name:  William T. Heflin
                                       Title: Managing Director


                              FBR TECHNOLOGY VENTURE PARTNERS L.P.

                                 By: FBR Venture Capital Managers, Inc., its
                                        General Partner


                                 By: /s/ Gene Riechers
                                    --------------------------------------------
                                    Name:  Gene Riechers
                                    Title: Managing Direct

                               /s/ Shawn J. Colo
                              --------------------------------------------------
                              Shawn J. Colo, Individually


                               /s/ Benjamin M. Coughlin
                              --------------------------------------------------
                              Benjamin M. Coughlin, Individually


                               /s/ Michael J. Kennealy
                              --------------------------------------------------
                              Michael J. Kennealy, Individually


                               /s/ Matthew N. Mochary
                              --------------------------------------------------
                              Matthew N. Mochary, Individually


                               /s/ Robert A. Nicholson
                              --------------------------------------------------
                              Robert A. Nicholson, Individually


                               /s/ Fred Wang
                              --------------------------------------------------
                              Fred Wang, Individually